SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement [ ]Confidential, for Use of the Commission
                                   Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Rauch Industries, Inc.
                  (Name of Registrant as Specified In Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[  ]     $125  per  Exchange  Act  Rules  0-11(c)(1)(ii),   14a-6(i)(1),   or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[  ]     $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.
         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[X]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                             RAUCH INDUSTRIES, INC.
                                6048 S. York Road
                         Gastonia, North Carolina 28052

                                January 26, 1996

TO OUR STOCKHOLDERS:

         You are cordially invited to attend a Special Meeting of the Shareholders to be held at 10:00 a.m. on Thursday, February 15, 1996 (the "Meeting") at the corporate offices of Rauch Industries, Inc., 6048 South York Road, Gastonia, North Carolina. The purpose of the Meeting is to vote on a proposed plan of merger (the "Plan of Merger") pursuant to which, Rauch Industries, Inc. ("Rauch") will be merged with SYR Acquisition, Inc., an indirect, wholly owned subsidiary of Syratech Corporation (the "Merger"). Under the terms of the Plan of Merger, you will be entitled to receive $13.00 per share (the "Merger Consideration") in cash for each of your shares of common stock, par value $1.00 per share, of Rauch. Details of the Merger and related transactions as well as other important information appear in the attached Proxy Statement which is first being mailed to shareholders on or about January 26, 1996. A copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement.

         The Board of Directors has carefully considered the terms and conditions of the Merger and has obtained the opinion of Wasserstein Perella & Co., Inc.("Wasserstein Perella"), an internationally recognized investment banking firm, that, as of the date of its opinion, the Merger Consideration to be received in the Merger is fair to the shareholders of Rauch from a financial point of view. The full text of the opinion of Wasserstein Perella, dated December 7, 1995, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit C to the accompanying Proxy Statement and is incorporated therein by reference. Shareholders are urged to read such opinion carefully and in its entirety. The Board believes the Plan of Merger to be fair to the Company's shareholders and has approved the transaction by unanimous vote. Upon consummation of the Merger, shareholders will no longer have an equity interest in Rauch.

         A  shareholder  who follows  the  procedures  specified  in Chapter 55,
Article 13 of the North Carolina Business Corporation Act has the right to dissent from the Merger and will be entitled to receive payment of the "fair value" of such shares rather than the amount of the Merger Consideration stated above. The full text of Chapter 55, Article 13 is attached as Exhibit B to the accompanying Proxy Statement.

         Whether or not you plan to attend the Meeting on February 15, 1996, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience.

         The record date for purposes of determining shareholders entitled to notice of and to vote at the Meeting was January 16, 1996.

         We  urge  you  to  read  the  enclosed  Proxy   Statement  and  related
information carefully.

                                                     Sincerely yours,


                                                     Marshall A. Rauch
                                                     Chairman

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 15, 1996


         NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of Rauch Industries, Inc. ("Rauch") will be held at 10:00 a.m. on Thursday, February 15, 1996 (the "Meeting") at the corporate offices of Rauch at 6048 South York Road, Gastonia, North Carolina for the following purposes:

         1. To consider and vote upon a proposed Plan of Merger pursuant to which (i) SYR Acquisition, Inc., a North Carolina corporation that is an indirect, wholly-owned subsidiary of Syratech Corporation, will be merged with and into Rauch, and (ii) each share of common stock, par value $1.00 per share, of Rauch will be changed into the right to receive $13.00 in cash (the "Merger Consideration"); and

         2. To transact such other and further business as may properly come before the Meeting.

         The Board of Directors has fixed January 16, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof.

         A  shareholder  who follows  the  procedures  specified  in Chapter 55,
Article 13 of the North Carolina Business Corporation Act has the right to dissent from the Merger and will be entitled to receive the payment of the "fair value" of such shares rather than the amount of the Merger Consideration stated above. The full text of Chapter 55, Article 13 is attached as Exhibit B to the accompanying Proxy Statement.

         Whether or not you plan to attend the Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the Meeting and to vote your shares in person. This proxy may be revoked at any time prior to its exercise by giving notification of your intent to revoke this proxy to the Secretary of Rauch in writing at any time prior to the voting of the proxy or by attending the Meeting and voting in person.







Gastonia, North Carolina                      MARSHALL A. RAUCH
January 26, 1996                              Chairman of the Board

                                TABLE OF CONTENTS
                               TO PROXY STATEMENT

Introduction......................................................................................................1
         General  ................................................................................................1
         Proposal to be Considered at the Special Meeting.........................................................1
         Voting Rights; Vote Required for Approval................................................................1
         Rights of Dissenting Shareholders........................................................................2
         Proxies  ................................................................................................2
         Company Auditors.........................................................................................3

Summary  .........................................................................................................3
         The Merger...............................................................................................3
         Requisite Shareholder Approval...........................................................................4
         Approval by the Board of Directors; Reasons for the Merger...............................................4
         Opinion of Financial Advisor.............................................................................4
         Effects of the Merger....................................................................................5
         Interests of Certain Persons in the Merger...............................................................5
         Accounting Treatment.....................................................................................6
         Federal Income Tax Consequences..........................................................................6
         Effective Time; Payment for Shares, Etc..................................................................6
         Conditions to the Merger.................................................................................7
         Termination..............................................................................................7
         No Solicitation; Break-up Fee and Expenses...............................................................8
         Dissenters' Rights.......................................................................................9
         Financing of the Merger..................................................................................9
         Market Price and Dividends...............................................................................9
         Summary Financial Information...........................................................................10
         Business of Rauch.......................................................................................10

Approval by the Board of Directors;
  Reasons for, and Fairness of, the Merger.......................................................................11
         Background of the Merger................................................................................11
         Approval by the Special Committee and Board of Directors................................................13
         Opinion of Financial Advisor............................................................................14

Effects of the Merger............................................................................................21

Interests of Certain Persons in the Merger.......................................................................22

Accounting Treatment.............................................................................................23



                                                         i




Federal Income Tax Consequences..................................................................................23
         Shareholders of Rauch...................................................................................23
         Holders of Options and Stock Appreciation Rights........................................................23
         Rauch    ...............................................................................................23

Financing the Merger.............................................................................................24

The Merger Agreement.............................................................................................24
         General  ...............................................................................................24
         Effective Time..........................................................................................25
         Payment for Shares......................................................................................25
         Conditions to the Merger................................................................................25
         Covenants and Additional Agreements.....................................................................26
         Indemnification.........................................................................................27
         Termination.............................................................................................27
         Expenses ...............................................................................................27

Rights of Dissenting Shareholders................................................................................28

Market Price And Dividends.......................................................................................31

Selected Financial Data..........................................................................................33

Management's Discussion and Analysis of Financial Condition and Results of
  Operations.....................................................................................................34
         Financial Condition and Liquidity.......................................................................34
         Results of Operations...................................................................................37

Information Concerning Rauch.....................................................................................39
         Business of Rauch.......................................................................................39
         Seasonal Character of Business..........................................................................41
         Employees...............................................................................................42
         Competition.............................................................................................42
         Property ...............................................................................................43
         Legal Proceedings.......................................................................................43

Common Stock Owned by Officers, Directors and Certain Shareholders of Rauch......................................44

Directors and Officers of the Company
  and the Surviving Corporation..................................................................................46

Information Concerning Syratech and SYR..........................................................................46

Other Matters....................................................................................................46

                                      ii





Proposals by Security Holders Intended to be Presented at
 the 1996 Annual Meeting of Shareholders.........................................................................47

Additional Information...........................................................................................47

Index to Financial Statements....................................................................................48

Exhibit A - Agreement.........................................................................................A - 1

Exhibit B - Text of Chapter 55, Article 13 of The General Statutes
  of North Carolina concerning Rights of Dissenting Shareholders..............................................B - 1

Exhibit C - Opinion of Wasserstein Perella & Co., Inc.........................................................C - 1

Exhibit D - Directors and Executive Officers of the Company and
 the Surviving Corporation....................................................................................D - 1



                             RAUCH INDUSTRIES, INC.
                                6048 S. York Road
                               Gastonia, NC 28052
                                 (704) 867-5333


                                                               January 26, 1996
                                 PROXY STATEMENT

                                  INTRODUCTION

General

         This Proxy Statement and the accompanying Proxy and voting instruction card are first being mailed on or about January 26, 1996 to the holders of record of the common stock, par value $1.00 per share (the "Common Stock") of Rauch Industries, Inc. ("Rauch" or the "Company"), on January 16, 1996 in connection with the solicitation of proxies by the Board of Directors of Rauch for use at a special meeting of the shareholders of the Company to be held on Thursday, February 15, 1996 and at any adjournment or postponement thereof (the "Special Meeting"), at the time and location set forth in the accompanying notice.

Proposal to be Considered at the Special Meeting

         At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve a plan of merger (the "Plan of Merger"), pursuant to an Agreement, dated December 7, 1995 (the "Merger Agreement"), among Syratech Corporation, a Delaware corporation ("Syratech"), SYR Acquisition, Inc., a newly-formed North Carolina corporation that is an indirect wholly-owned subsidiary of Syratech ("SYR" or "Mergersub"), and the Company. Each outstanding share of Common Stock (other than shares owned by dissenting shareholders) will be converted into the right to receive $13.00 in cash.

Voting Rights; Vote Required for Approval

         Only shareholders of record at the close of business on January 16, 1996 are entitled to notice of and to vote at the Special Meeting. On January 16, 1996 there were 3,695,563 shares of the Company's Common Stock outstanding, and 256 holders of record are entitled to vote such shares. Each holder of Common Stock is entitled to cast one vote in person or by proxy at the Special Meeting. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the total outstanding Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (where a broker or other record holder submits a proxy but does not have authority to vote a customer's Common Stock) will be considered present for purposes of establishing a quorum.

         Under the North Carolina Business Corporation Act ("NCBCA"), the Plan of Merger must be approved by the holders of at least a majority of the outstanding Common Stock. Members of the Rauch family (consisting of Marshall A. Rauch and members of his immediate family), holding in the aggregate 1,972,147 shares of Common Stock, representing approximately 53.37% of the outstanding Common Stock, have informed the Company that it is their present intention to vote in favor of the Plan of Merger. Assuming that there is no change of intention, members of the Rauch family will have sufficient voting power to approve the Plan of Merger under the NCBCA without the approval of any other shareholders of the Company.

Rights of Dissenting Shareholders

         Holders of Common Stock who do not vote in favor of the Merger Agreement and comply with the provisions of Article 13 of the NCBCA have the right to receive cash payment for the "fair value" of their Common Stock. Any shareholder contemplating the exercise of dissenters' rights should carefully review Article 13 of the NCBCA, particularly the procedural steps required to perfect dissenters' rights, a description of which is provided under "Rights of Dissenting Shareholders." A shareholder who fails fully to comply with such procedural requirements will lose such holder's dissenter's rights and will receive the Merger Consideration for the Common Stock held by such shareholder. See "Rights of Dissenting Shareholders" and Exhibit B "Text of Chapter 55,
Article 13 of the General Statutes of North Carolina Concerning Rights of Dissenting Shareholders." The obligation of each of the parties to the Merger Agreement to consummate the Merger is subject to, among other conditions, the satisfaction or waiver of the condition that the aggregate number of shares of Common Stock as to which holders exercise dissenters' rights does not exceed 250,000. None of the parties to the Merger Agreement has determined whether it will waive this condition if the holders of more than 250,000 shares of Common Stock seek dissenters' rights. If the holders of more than 250,000 shares of Common Stock should seek dissenters' rights and the parties to the Merger Agreement do not waive this condition, the Merger Agreement would terminate and it is expected that Rauch would continue to operate as an independent entity. If the Merger Agreement is terminated under such circumstances, each party would bear its own expenses with respect to the terminated transaction. See "The Merger Agreement -- Conditions to Consummation of the Merger."

         A list of the shareholders of the Company is available for inspection at the offices of the Company and will also be available at the Special Meeting.

Proxies

         Proxies will be voted in accordance with the choice specified thereon, and if no choice is specified, they will be voted FOR the proposal to approve the Plan of Merger and, in the discretion of the persons named in the proxy, on such other matters as may properly be presented at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the Plan of Merger. IF, AFTER YOU SEND IN YOUR PROXY, YOU CHANGE YOUR MIND AND DECIDE TO ATTEND THE SPECIAL MEETING IN PERSON OR YOU DESIRE TO REVOKE YOUR PROXY FOR ANY OTHER REASON, YOU MAY DO SO BY GIVING NOTIFICATION OF SUCH INTENT TO THE

SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR TO THE
VOTING OF THE PROXY OR BY ATTENDING THE SPECIAL MEETING AND
VOTING IN PERSON.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram, or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy material to the beneficial owners of Common Stock held of record by such persons.

         All information appearing in this Proxy Statement concerning the Company has been supplied by the Company, and all information appearing in this Proxy Statement concerning Syratech and SYR has been supplied by Syratech and SYR.

Company Auditors

         Representatives of Coopers & Lybrand L.L.P., Rauch's auditors, will attend the Special Meeting, will have an opportunity to make a statement if they desire to do so, and will be able to respond to appropriate shareholder questions.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the proposed Merger (and related transactions) described below and is qualified in its entirety by more detailed information contained elsewhere in this Proxy Statement including the exhibits attached hereto.

The Merger

         Pursuant to the approval of the Board of Directors of Rauch, Rauch has entered into a Merger Agreement, dated as of December 7, 1995, whereby SYR, an indirect wholly owned subsidiary of Syratech, will be merged with and into Rauch (the "Merger"). Rauch will be the surviving corporation (the "Surviving Corporation") and become a wholly-owned subsidiary of Syratech. Each outstanding share of Common Stock, other than shares owned by any shareholders who perfect their dissenters' rights under Article 13 of the NCBCA, will be converted into the right to receive $13.00 in cash (the "Merger Consideration"), and each outstanding share of common stock of SYR will be converted into and exchanged for one share of Common Stock. A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

         Upon consummation of the Merger, Syratech will own all of the outstanding shares of Common Stock. See "The Merger Agreement" and Exhibits A and B attached hereto.

Requisite Shareholder Approval

         Approval of the Plan of Merger requires the favorable vote of a majority of the outstanding shares of Common Stock. Members of the Rauch family (consisting of Mr. Marshall A. Rauch and members of his immediate family) hold, in the aggregate, 1,972,147 shares, or 53.37% of the outstanding Common Stock. Mr. Rauch and his family have informed the Company that it is their present intention to vote in favor of the Plan of Merger. Assuming that there is no change of intention, members of the Rauch family will have sufficient voting power to approve the Plan of Merger without the approval of any other shareholders of the Company.

Approval by the Board of Directors; Reasons for the Merger

         A special committee of the Board of Directors of the Company, consisting solely of directors of the Company who are not employed by the Company (the "Special Committee"), has determined, based in part upon the opinion of Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), that the Merger and the Merger Consideration are fair to, and in the best interests of, the Company and its shareholders. After considering the recommendation of the Special Committee, the Board of Directors has unanimously approved and adopted the Merger Agreement (and Plan of Merger contained therein) and recommends that the shareholders vote FOR the proposal to approve the Plan of Merger. In approving the Plan of Merger and Merger Agreement, the Special Committee and the Board of Directors of Rauch each considered the following factors: (i) information relating to the business, assets, management, competitive position and prospects of Rauch, (ii) the financial condition, cash flows and results of operations of Rauch both on an historical and on a prospective basis, (iii) historical market prices and trading information with respect to the Common Stock, (iv) the relatively small "public float" and the low trading volume of the Common Stock, (v) the fact that the Merger Consideration for the Common Stock represents a substantial premium of approximately 35% over the closing sale price for the Common Stock on December 6, 1995 (the last trading day prior to the announcement of the Merger), (vi) the fact that the terms of the Merger Agreement were negotiated on an arm's-length basis, (vii) management's evaluation of claims under the Company's insurance policy with regard to the destruction of its Cramerton, North Carolina facility and management's estimates of the proceeds payable thereunder, and (viii) the opinion, analyses and presentations of Wasserstein Perella described under "Approval by the Board of Directors; Reasons for, and Fairness of, the Merger -Opinion of Financial Advisor."

Opinion of Financial Advisor

         The Special Committee engaged Wasserstein Perella, an internationally recognized investment banking firm, to render an opinion as to the fairness of the Merger Consideration to the holders of Common Stock from a financial point of view. Wasserstein Perella has delivered to Rauch its written opinion dated December 7, 1995, the date of the Merger Agreement, to the effect that as of such date, based upon the assumptions made, matters considered and limits of the review, all of which are set forth in such opinion, the Merger Consideration to be received by the shareholders of Rauch in the Merger is fair to such shareholders from a financial point of view. Such opinion is attached as Exhibit C hereto and should be read by holders of the Common Stock in its entirety. For additional information concerning Wasserstein Perella's opinion and the fee received by Wasserstein Perella in connection with this transaction, see "Approval by the Board of Directors; Reasons for, and Fairness of, the Merger -- Opinion of Financial Advisor" and Exhibit C.

Effects of the Merger

         After the Merger is consummated, Syratech will own all of the outstanding capital stock of Rauch and the present holders of Common Stock will no longer have any equity interest in Rauch, will not share in the earnings and growth of Rauch, and will no longer have rights to vote on corporate matters. Instead, each such holder of Common Stock will have the right either to receive the Merger Consideration for each share of Common Stock held or to exercise dissenters' rights under Chapter 13 of the NCBCA. Once the Merger is effective, Common Stock will no longer be traded on the American Stock Exchange, registration of Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act") will terminate, and Rauch will cease filing periodic reports with the Securities and Exchange Commission ("SEC"). Following the Merger, Rauch will no longer be subject to the proxy rules under the Exchange Act and Rauch's officers and directors will no longer be subject to certain filing requirements and the short-swing profit provisions of the Exchange Act.

         In connection with the Merger, the Company's outstanding stock options and stock appreciation rights will also be cancelled and each holder thereof will receive cash for each such share subject to an option or stock appreciation right equal to the excess of the Merger Consideration over the exercise or strike price per share.

Interests of Certain Persons in the Merger

         At the Effective Time (as defined below) of the Merger, each share of Common Stock, other than those shares owned by any dissenting shareholders, will be converted into the right to receive the Merger Consideration in cash. As of January 15, 1996, officers and directors of Rauch beneficially owned an aggregate of 1,560,553 shares of Common Stock which, if the Merger is consummated, will be converted into the right to receive the Merger Consideration, or an aggregate of $20,287,189 in cash. As of January 15, 1996, officers and directors also held options to purchase an aggregate of 158,000 shares of Common Stock and stock appreciation rights in respect of 22,500 shares of common stock. In connection with the Merger, these options and stock appreciation rights will be cancelled, and each holder thereof will receive cash for each share subject to an option or stock appreciation right in an amount equal to the excess of the Merger Consideration over the exercise or strike price per share. As a result, such officers and directors will receive an aggregate of $962,845 upon cancellation of such options and stock appreciation rights. See "Common Stock Owned by Officers, Directors and Certain Shareholders of Rauch."

        Mr. Marshall A. Rauch, chairman of the Company, and the Company's other executive officers (other than Ingrid Rauch Sturm) are anticipated to continue as officers of Rauch following the Merger. Moreover, it is a condition to the obligation of Syratech and SYR that on or before the consummation of the Merger, the Company shall have entered into employment and noncompetition agreements with Marc F. Rauch, Marshall A. Rauch, Peter D. Rauch and Donald G. Walser. Under the proposed employment agreements, it will be a condition to the obligations of Marc F. Rauch, Peter D. Rauch and Donald G. Walser to continue to observe the noncompetition covenants contained therein that on or promptly following the effective date of the Merger, Syratech shall grant to them options to purchase shares of common stock of Syratech at the market price thereof on the effective date of the Merger. See "Interests of Certain Persons in the Merger."

         Under its bylaws, Rauch's current officers, directors, employees and agents will be indemnified by Rauch following consummation of the Merger against certain liabilities, including certain liabilities, if they should arise, in connection with the Merger. In the Merger Agreement, Syratech agreed to cause Rauch to maintain such indemnification obligations with respect to events occurring prior to the Merger for a period of three years after the Merger. The Merger Agreement also provides, in general, that the Company shall maintain directors' and officers' liability insurance with respect to actions prior to the Merger for a period of three years after the Effective Time of the Merger.

         Marshall A. Rauch has been asked to serve on the Board of Directors of Syratech which will be the indirect sole shareholder of Rauch following the Merger.

Accounting Treatment

         For accounting purposes, the Merger shall be treated as a purchase by Syratech of all of the outstanding Common Stock.

Federal Income Tax Consequences

         Generally, if the Merger is consummated, Rauch shareholders will recognize taxable gain or loss for federal income tax purposes equal to any difference between cash received pursuant to the Merger (or in respect of dissenting shares) and the tax basis of the Common Stock exchanged. Each shareholder should consult his tax advisor as to the particular consequences of the Merger to him, including the application of state, local and other tax laws. See "Federal Income Tax Consequences."

Effective Time; Payment for Shares, Etc.

         The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of North Carolina (the "Effective Time"). The filing will occur after all conditions to the Merger contained in the Merger Agreement have been satisfied or waived. The Company anticipates that the Merger will be consummated promptly following the Special Meeting. As soon as practicable after the Merger becomes effective, instructions regarding procedures for delivery of stock certificates and receipt of the Merger Consideration will be mailed to shareholders and payment will be made upon delivery of stock certificates and other required documents. Shareholders should not deliver stock certificates to the Company or the Exchange Agent (as defined below) prior to the Effective Time. Payments in cancellation of outstanding stock options and stock appreciation rights will be made immediately prior to the Effective Time. See "The Merger Agreement -- Payment for Shares" for additional information concerning such procedures.

Conditions to the Merger

         The respective obligations of the Company, Syratech and Mergersub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, among others: (a) approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Common Stock;
(b) Wasserstein Perella shall not have withdrawn or modified its opinion that the cash consideration to be received by holders of the Common Stock is fair to such holders from a financial point of view; (c) the absence of any injunction or similar order prohibiting or restricting the consummation of the Merger; (d) the termination or expiration of all waiting periods relating to the Merger under applicable law, and the receipt of all other required authorizations; (e) the performance of and compliance with, in all material respects, all agreements and obligations contained in the Merger Agreement required to be performed or complied with at or prior to the Effective Time; (f) holders of no more than 250,000 shares of Common Stock shall have elected to exercise dissenters' rights and not have voted in favor of the Plan of Merger, and (g) the correctness in all material respects of all representations and warranties of the parties to the Merger Agreement. The obligations of Syratech and Mergersub to consummate the Merger is further subject to the execution by the Company and four of its present officers (three of whom are members of the Rauch family) of employment and non-competition agreements. See "The Merger Agreement -- Conditions to the Merger" and Exhibit A.

Termination

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by the mutual written consent of Syratech, Mergersub and Rauch, or (ii) by Syratech or Rauch if (a) the Merger is not consummated before February 15, 1996 (extended by the parties to February 22, 1996) (unless the failure to consummate the Merger by such date is due to a breach or violation of the Merger Agreement by the party seeking to terminate),
(b) there shall be a final and non-appealable order, judgment, decree or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, or (c) there has been a material breach of the Merger Agreement by either Syratech or Mergersub, on the one hand, or Rauch, on the other (subject to certain notice and cure rights in respect of such breach), or
(d) if Rauch receives, or there shall have been publicly announced an offer or proposal by a person other than Syratech or Mergersub to acquire Rauch or its assets on terms that are stated or expected to yield to the holders of

Common Stock value in excess of $13.00 per share (an "Economically Superior Offer") and the Board of Directors of Rauch (A) decides either to accept or to recommend to the holders of Common Stock that they accept such Economically Superior Offer, or (B) as a consequence of the actual or anticipated receipt of such Economically Superior Offer shall cease to recommend to the holders of Common Stock that they approve the Plan of Merger. See "The Merger Agreement -- Termination" and Exhibit A.

No Solicitation; Break-up Fee and Expenses

         The Company has agreed that it will not (a) initiate contact with, solicit or encourage any inquiries or proposals by (or authorize or permit anyone acting on its behalf so to do), or (b) enter into any discussions or negotiations or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership, person or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of the Company's capital stock or a merger, consolidation, or sale of all or a substantial portion of the assets of the Company or any subsidiary of the Company which is material to the Company and the Company's subsidiaries taken as a whole, or any similar transaction. If, however, after receipt of an inquiry or proposal not initiated, solicited or encouraged in violation of the foregoing clause (a), the Company's Board, upon advice of the Company's counsel, determines in good faith that the fiduciary duties of the directors require them to take or authorize action otherwise prohibited by the foregoing clause (b), the Board shall have the right to take or authorize the taking of such action, and the Company shall be permitted to act in a manner consistent with such authorization. The Company's Board is also free to take any position with respect to a third party
Acquisition Proposal, which, upon the advice of the Company's counsel, is required by applicable law.

         In the event the Merger is not consummated after receipt by the Company from, or public announcement by, an Affected Offeror (as defined below) and/or one or more affiliates of an Affected Offeror of an Economically Superior Offer pertaining to an acquisition of the Company or a substantial portion of the assets of the Company, and control of the Company or a substantial portion of its assets is transferred to such Affected Offeror and/or one or more affiliates of such Affected Offeror within twelve months of the making of such offer, Syratech shall be entitled to receive payment from the Company of liquidated damages in the amount of $2.4 million. "Affected Offeror" means any person or entity with whom or with which, directly or through representatives, the Company shall, on or after December 7, 1995 and prior to February 15, 1996, have had contacts, discussions or negotiations (or to whom or to which the Company shall during such period have provided information) looking toward the possible acquisition of the Company (by merger or otherwise) or a substantial portion of its assets. See "The Merger Agreement -- Termination" and "-- Expenses."

Dissenters' Rights

         Under North Carolina law, holders of Common Stock who file the required written notice prior to the Special Meeting will have the right to be paid the "fair value" of their shares as determined by Rauch in lieu of cash payments pursuant to the Plan of Merger. Holders of Common Stock who do not agree with the determination of "fair value" made by Rauch are entitled to inform Rauch of their estimate of "fair value" and to have their shares of Common Stock appraised by a North Carolina court and to receive payment of the "fair value" of such shares as determined by such court rather than the amount of the Merger Consideration. Such dissenters' right will be lost, however, if a shareholder votes in favor of the Plan of Merger or if the procedural requirements of the North Carolina Business Corporation Act are not fully and precisely satisfied. (A shareholder who submits a proxy in favor of the Merger may revoke the proxy, as provided above, and assert his dissenters' right by following the procedural requirements set forth in the NCBCA.) See "Rights of Dissenting Shareholders" and Exhibit B attached hereto.

Financing of the Merger

         The total amount of funds required to pay the Merger Consideration to holders of Common Stock and to pay related fees and expenses in connection with the Merger is expected to approximate $51.3 million. The Merger Consideration will be provided by Syratech out of its working capital. Each party to the Merger Agreement will pay its own expenses. See "The Merger Agreement -- Expenses"; "Financing of the Merger."

Market Price and Dividends

         On December 6, 1995, the last business day prior to the public announcement of the Merger, the closing sale price per share of Common Stock as reported on the American Stock Exchange was $9.63. As of January 25, 1996, the closing sale price per share of Common Stock as reported on the American Stock Exchange was $12.63. Shareholders of Rauch are urged to obtain current market quotations for the Common Stock.

         On November 3, 1995, the Board of Directors approved a dividend of $.02 per share of Common Stock to be paid on December 15, 1995 to shareholders of record as of December 1, 1995.

         For additional information concerning market prices and dividends paid by the Company on the Common Stock since January 1, 1990, see "Market Price and Dividends."

Summary Financial Information

         For certain selected financial data concerning the Company for the three years ended December 31, 1994 and for the nine months ended September 30, 1994 and September 30, 1995, see "Selected Financial Data."

Business of Rauch

         Rauch is the oldest producer of glass and satin Christmas tree ornaments in the United States. Its principal business is the design, manufacture and wholesale distribution of Christmas decorations, primarily glass and satin Christmas tree ornaments and aerosols, as well as imports.

        Rauch's products are retailed throughout the United States in chain, department, drug, variety, food and specialty stores. The sale of these Christmas decorations accounted for approximately 95% of its net sales in 1994. Rauch distributes its products nationwide, through displays in showrooms and sales offices in seventeen major cities and in Europe. See "Information Concerning Rauch."


                                [END OF SUMMARY]

                       APPROVAL BY THE BOARD OF DIRECTORS;
                    REASONS FOR, AND FAIRNESS OF, THE MERGER

Background of the Merger

         The Common Stock has been publicly traded since 1983, when Rauch completed its initial public offering. The Common Stock was traded on the NASDAQ National Market System until 1993 when it qualified for listing and trading on the American Stock Exchange. Mr. Marshall A. Rauch and members of his immediate family have been the majority stockholders of the Company since prior to its initial public offering.

         In May, 1995, Syratech contacted Rauch and indicated its interest in pursuing a strategic acquisition of Rauch to take advantage of perceived synergies between the companies, particularly with respect to their marketing and distribution activities. During the period prior to October, 1995, the two companies exchanged certain publicly available information, along with certain other financial data generated from such publicly available information and internally generated projected financial and operating data relating to the potential synergies between the two companies (such forecasted financial data consisting of gross margins and operating expenses for the combined operations of the two companies) and information concerning proceeds from the settlement of insurance claims described elsewhere herein, and continued to explore strategic alternatives, although no offers or proposals for a particular form of transaction were made. On October 14, 1995, members of management of Rauch met in Boston, Massachusetts with Syratech management to continue their discussions. During such meeting, Syratech confirmed its interest in a cash acquisition of Rauch and proposed a cash purchase price for all outstanding shares of the Common Stock of $13.00 per share. In response, Marshall Rauch, the Company's chairman, indicated that he would communicate such offer to Rauch's Board of Directors.

         On November 3, 1995, the Rauch Board of Directors held a regularly scheduled meeting. At that meeting, Mr. Rauch reported Syratech's offer to acquire the Company at a purchase price of $13.00 per share. The Board discussed the price, structure and terms of the proposed transaction, the timing for such a transaction, and other considerations. Mr. Rauch also informed the Board that Syratech was proposing that the Company enter into employment agreements with and grant stock options to certain members of management. See "Interests of Certain Persons in the Merger." As a result of such proposed employment agreements and stock options, the Board determined at such November 3, 1995 meeting to appoint a Special Committee, consisting of the Company's outside directors, to consider Syratech's offer and, in connection therewith, to promote and protect the interests of all the Company's shareholders.

         Thereafter, between November 3, 1995, and November 22, 1995, the Special Committee held several meetings, both in person and telephonically to consider whether the Board should entertain any offer for the sale of the Company at this time, whether the Board should seek other potential purchasers of the Company, and the nature and sufficiency of

Syratech's offer. In connection with these considerations, the Special Committee determined at a telephonic meeting held on November 7, 1995, to retain a financial advisor. After meeting with two firms, it selected Wasserstein Perella as the Special Committee's financial advisor in connection with the proposed transaction and to advise the Special Committee as to the fairness of Syratech's offer to the shareholders of the Company from a financial point of view.

         On November 15, 1995, the Special Committee convened in Charlotte, North Carolina to receive reports from Wasserstein Perella concerning its analysis to date and from counsel concerning negotiations of a proposed merger agreement with Syratech. Also at that meeting, the Special Committee requested and received a report from Marshall Rauch concerning his prior discussions and contacts with Syratech. Following such reports, the Special Committee, in executive session, unanimously concluded that it would seek to negotiate the terms of the proposed transaction with Syratech. On November 17, 1995, a representative of the Special Committee met with Syratech to seek to negotiate terms of the proposed transaction.

         On November 22, the Special Committee again met to make a determination concerning Syratech's proposal. At that meeting, the Special Committee was briefed concerning the negotiations of November 17 and thereafter, including the agreement by Syratech to reduce the size of the break-up fee payable to Syratech by the Company under certain circumstances (from $2.5 million plus expenses to $2.4 million including expenses). Also at that meeting, the Special Committee received the report of Wasserstein Perella in which Wasserstein Perella indicated that it had concluded its analysis and had determined, subject to its review of the final form of agreement with Syratech, that the Merger Consideration offered by Syratech in the proposed transaction was fair for the shareholders of Rauch from a financial point of view. Wasserstein Perella also indicated that it was prepared, subject to review of the agreement, to deliver a written opinion to such effect. Following this report, the Special Committee unanimously adopted a resolution approving the sale of the Company to Syratech and recommending such transaction to the full Board.

         Immediately following such November 22 meeting of the Special Committee, the full Board convened a meeting to receive the report of the Special Committee concerning the transaction and to consider full Board action in that regard. Before taking such action, however, the Board was informed by Syratech that certain "due diligence" issues relating to Syratech's review of environmental information provided by Rauch had arisen that required the parties' attention. As a result, the Board determined to recess the meeting to a later date pending further discussions with Syratech.

         On December 7, 1995, having been informed by Syratech that Syratech had completed, and was satisfied with, its own review of environmental conditions and was prepared to proceed with the transaction as originally negotiated as of November 22, the Special Committee and the full Board reconvened. At its meeting, the Special Committee received an updated report and an updated oral opinion by Wasserstein Perella (confirmed by written opinion received later that day) that the Merger Consideration was fair to the shareholders of

Rauch from a financial point of view. Having also been informed by counsel that the form of merger agreement had been negotiated and was prepared for signature, the Special Committee then also ratified and confirmed its November 22 resolutions approving the proposed transaction. The Board then, likewise, upon receipt of the report of the Special Committee, unanimously adopted a resolution approving the transaction with Syratech and recommending such transaction to the Company's shareholders.

         Thereafter, and based on the foregoing, on December 7, 1995, the parties executed and delivered the Merger Agreement and issued a joint press release announcing the proposed transaction.

Approval by the Special Committee and Board of Directors

         The Special Committee and the Board of Directors of Rauch have concluded that the Merger is in the best interest of the shareholders of Rauch and each has unanimously approved the Plan of Merger and the Merger Agreement.

         In making their determinations with respect to the Plan of Merger, the Special Committee and the Board of Directors each considered the following factors: (i) information relating to the business, assets, management, competitive position and prospects of Rauch, (ii) the financial condition, cash flows and results of operations of Rauch, both on an historical and on a prospective basis, (iii) historical market prices and trading information with respect to the Common Stock, (iv) the relatively small "public float" and the low trading volume of the Common Stock, (v) the fact that the Merger
Consideration for the Common Stock represents a substantial premium of approximately 35% over the closing sale price for the Common Stock on December 6, 1995 (the last trading day prior to the announcement of the Merger), (vi) the fact that the terms of the Merger Agreement were negotiated on an arm'slength basis, (vii) Company management's evaluation of claims under the Company's insurance policy with regard to the destruction of its Cramerton, North Carolina facility and management's estimates of the proceeds payable thereunder, and
(viii) the opinion, analyses and presentations of Wasserstein Perella described under "-- Opinion of Financial Advisor" below. In connection with the foregoing, the Special Committee and the Board considered the fact that the Company had not conducted a general solicitation of other potential bidders for the Company, but concluded, based on the nature of the industry and their knowledge of other possible strategic bidders, that any such solicitation effort was unlikely to result in the Company's receiving an offer that was economically superior to that of Syratech. The Special Committee and the Board also considered the Board's ability under the Merger Agreement, in the exercise of its fiduciary duties, to provide information concerning the Company in response to unsolicited inquiries or proposals by Third Parties (defined below), to consider competing bids made by Third Parties, and to terminate the Merger Agreement if, prior to the effective time of the Merger, the Company receives, or there shall be publicly announced, an offer or proposal by a person or entity other than Syratech or SYR (each, a "Third Party"; and collectively, "Third Parties") to acquire the Company or its assets on terms that are stated or expected to yield to the shareholders of the Company value in excess of $13.00 per share

(subject to payment by the Company to Syratech of liquidated damages of $2.4 million, under certain circumstances, in the event that a transaction with such Third Party (or affiliate thereof) is concluded within twelve months of the making of such offer).

          The foregoing factors were noted and discussed by individual directors during the course of the Board's deliberations. However, neither the Special Committee nor Board attached any relative weight to the various factors considered in reaching their decision, and the Special Committee and Board did not articulate how each factor specifically supported their ultimate decision. Taking all of the foregoing factors as a whole, the Special Committee and Board concluded that Syratech's offer represented the highest currently available price for the Company (and the highest price likely to become available in the near future), that it was a fair price and represented a substantial premium over prices likely to be available in the public market for the foreseeable future, and that the Merger was more attractive to Rauch's shareholders than continuation of the Company as an independent publicly owned entity.

         The Rauch Board, therefore, unanimously approved the Plan of Merger and the Merger Agreement and the transactions contemplated thereby.

Opinion of Financial Advisor

         Wasserstein Perella was retained by the Special Committee to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of the Company (the "Shareholders") in the Merger. In connection with the preparation of its opinion, Wasserstein Perella was not authorized to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of the Company. No other limitations were imposed by the Special Committee or the Company upon the scope of Wasserstein Perella's investigation or otherwise with respect to Wasserstein Perella's engagement.

         On December 7, 1995, Wasserstein Perella rendered to the Special Committee its oral opinion, which was confirmed by a written opinion dated December 7, 1995, to the effect that, as of such date, the Merger Consideration is fair to such Shareholders from a financial point of view. A copy of the opinion of Wasserstein Perella, which sets forth the assumptions made, matters considered, and scope and limits on the review undertaken, is attached as Exhibit C to this Proxy Statement and is incorporated herein by reference. The summary of Wasserstein Perella's opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Holders of the Common Stock are urged to read the opinion in its entirety. Except for the Wasserstein Perella opinion, the Company, the management of the Company, and the Special Committee have neither solicited nor received from any outside party any report, opinion, or appraisal that is materially related to the proposed Merger.

         Wasserstein Perella's opinion is directed only to the fairness from a financial point of view of the Merger Consideration to be received by the Shareholders and does not address the

Special Committee's underlying business decision to recommend the transaction. Nor does the opinion constitute a recommendation to the Special Committee or to any Shareholder with respect to the approval of the transaction. Although Wasserstein Perella evaluated the fairness from a financial point of view of the Merger Consideration, Wasserstein Perella was not asked to recommend, and did not recommend, the specific consideration payable in connection therewith.

         In arriving at its opinion, Wasserstein Perella (i) reviewed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, (ii) reviewed the Merger Agreement, (iii) reviewed certain internal financial and operating information, including the financial forecasts and projections described below, provided to it by the Company, (iv) met with management of the Company to review and discuss such information and the Company's business, operations, assets, financial condition and future prospects, (v) considered certain financial and stock market data of the Company, and compared that data with similar data for certain other companies, the securities of which are publicly traded, which it deemed similar or comparable to the Company, (vi) considered the financial terms of certain recent acquisition or business combination transactions in certain industries it deemed relevant and (vii) performed such other studies, analyses, inquiries and investigations as it considered appropriate.

         The management of the Company prepared certain projections of the Company's sales, gross margins and operating expenses for the years 1995 through 2000. The projections, which reflected management's best good faith estimate of the Company's performance over such time period, were then furnished by the management of the Company to Wasserstein Perella for use in its analyses. The Company does not as a matter of course publicly disclose internal budgets, plans, projections or forecasts as to future revenues, earnings or other financial information. The projections (i) were not prepared with a view to compliance with standards established by the American Institute of Certified Public Accountants, (ii) are not intended to be presented in a manner consistent with financial statements prepared in accordance with generally accepted accounting principles and (iii) have not been audited, compiled or otherwise examined by the Company's independent accountants. Because the assumptions used in the projections are inherently subject to uncertainty, there will be differences between actual and projected results and such differences may be material. Accordingly, the projections are not necessarily indicative of current values or future performance and neither the Company nor Wasserstein Perella assumes any responsibility for the accuracy of such projections.

        In its review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including, without limitation, information from the management of the Company regarding the financial projections and information from the management of the Company and its counsel regarding the receipt and use by the Company of insurance proceeds from the fire at the Company's Cramerton facility) or publicly available. Wasserstein Perella did not assume any responsibility for independently verifying any of such information. In addition, Wasserstein Perella did not assume any responsibility for conducting a physical inspection of the properties or facilities of the Company or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company.

         During the course of its evaluation, Wasserstein Perella performed a variety of financial and comparative analyses, including those described below. The summary of Wasserstein Perella's analyses set forth below does not purport to be a complete description of the analyses underlying Wasserstein Perella's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Wasserstein Perella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. Further, Wasserstein Perella's opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella as of the date such opinion was rendered. With respect to the comparable publicly traded company analysis and comparable acquisition analysis summarized below, no public company or acquisition utilized as a comparison is identical to the Company or the proposed Merger, respectively, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or the values of the Company or Common Stock. In its analyses, Wasserstein Perella made numerous assumptions with respect to the general business, economic, market and financial conditions, and other matters, including, among others, the amount of insurance proceeds, if any, to be received by the Company in connection with the fire at its Cramerton facility, many of which are beyond the control of the Company. Any estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, because such estimates are inherently subject to uncertainty, none of the Company, Wasserstein Perella, or any other person assumes responsibility for their accuracy.

         The following is a summary of certain analyses performed by Wasserstein Perella in connection with the oral opinion, subsequently confirmed in writing, that Wasserstein Perella presented to the Special Committee at the meeting held on December 7, 1995.

         Valuation of the Company. In arriving at its opinion as to the fairness of the Merger Consideration to the Shareholders, Wasserstein Perella performed
(i) discounted cash flow analyses, (ii) a comparable publicly traded company analysis and (iii) a comparable acquisition analysis. In performing the foregoing analyses, Wasserstein Perella relied upon certain estimates provided to it by the Company with respect to (i) the net insurance proceeds to the Company, if any, as a result of the fire at the Company's Cramerton facility and
(ii) projected gross margins for the Company's Rauch division during the years 1995 through

2000. Using the Company's estimates of the foregoing factors, Wasserstein Perella developed four scenarios under which it determined the Company's aggregate imputed equity value range. Each of the first two scenarios (the "Base Insurance Case" and the "Upside Insurance Case") is premised upon an assumption regarding the amount of the insurance proceeds from the fire at the Cramerton facility and the amount of the Company's total capital expenditures to reconstruct the facility. The assumptions upon which the Base Insurance Case and the Upside Insurance Case are premised reflect the best good faith estimates of the management of the Company of the likely settlement of the insurance claim and were provided by the Company to Wasserstein Perella specifically for use in connection with its engagement by the Special Committee. Wasserstein Perella then applied two different sets of margin assumptions to each of the Base Insurance Case and the Upside Insurance Case. These margin assumptions reflected the gross margins at the Company's Rauch division being: (i) 22.0% in 1995, 22.5% in 1996, 23.5% in 1997, 24.5% in 1998, 25.5% in 1999 and 25.5% in 2000
(the "Base Margin Case") and (ii) 28.3% during the years 1995 through 2000 (the "Upside Margin Case"). In performing its discounted cash flow analyses, Wasserstein Perella utilized the projections reflected in each of the following four separate scenarios: (i) the Base Margin Case and the Upside Insurance Case,
(ii) the Base Margin Case and the Base Insurance Case, (iii) the Upside Margin Case and the Upside Insurance Case and (iv) the Upside Margin Case and the Base Insurance Case. However, with respect to the comparable publicly traded company analysis and the comparable acquisition analysis, Wasserstein Perella utilized only the projections reflected in (i) the Upside Insurance Case and the Base Margin Case and (ii) the Base Insurance Case and the Base Margin Case. Wasserstein Perella utilized only the Base Margin Case in such analyses because the management of the Company informed Wasserstein Perella that the Base Margin projections were the most likely margin environment for the Company for the near future. In each of the comparable publicly traded company analysis and the comparable acquisition analysis, Wasserstein Perella based values reflecting the Company's latest twelve month ("LTM") operating and financial results upon the Company's actual historical operating and financial results supplied to it by the Company.

         Discounted Cash Flow Analysis. Wasserstein Perella performed a discounted cash flow analysis pursuant to which ranges of equity value for the Company were estimated by (i) adding (x) the present value of the Company's free cash flows for the period from fiscal year 1996 to fiscal year 2000 and the estimated insurance proceeds from the fire at the Cramerton facility, plus (y) the present value of the Company's fiscal year-end 2000 terminal value to arrive at in enterprise value for the Company and (ii) subtracting from such an enterprise value the Company's net debt balance. Wasserstein Perella based its free cash flow estimates upon the projections that were prepared for and supplied to Wasserstein Perella by the management of the Company, as described above. Other key assumptions in Wasserstein Perella's analysis include (i) discount rates of 10%, 11% and 12% based on a weighted average cost of capital analysis reflecting several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk of the Company and the cost of capital, (ii) terminal values based on multiples of projected earnings before interest expense and income tax ("EBIT") for the Company in the year 2000 of 7.0x, 8.0x, 9.0x and 10.0x, (iii) the Company's net debt balance being $21.0 million (the Company's estimated weighted average net debt balance for fiscal year 1995, which Wasserstein Perella used due to the highly seasonal nature of the Company's business) and (iv) the number of shares of Common Stock outstanding being 3,695,563. Based on the foregoing assumptions and the assumptions reflected in the Base Margin Case and the Upside Insurance Case, Wasserstein Perella calculated an aggregate imputed equity value range for the Company under its discounted cash flow analysis of $37.0 million to $51.7 million, or $10.00 per share to $14.00 per share. Using the assumptions reflected in Base Margin Case and the Base Insurance Case in its discounted cash flow analysis, Wasserstein Perella calculated an aggregate imputed equity value range for the Company of $25.9 million to $37.0 million, or $7.00 per share to $10.00 per share. Based on the assumptions reflected in the Upside Margin Case and the Upside Insurance Case, Wasserstein Perella calculated an aggregate imputed equity value range for the Company under its discounted cash flow analysis of $51.7 million to $62.8 million, or $14.00 per share to $17.00 per share. Using the assumptions reflected in the Upside Margin Case and the Base Insurance Case in its discounted cash flow analysis, Wasserstein Perella calculated an aggregate imputed equity value range for the Company of $40.7 million to $51.7 million, or $11.00 per share to $14.00 per share.

         In determining the aggregate imputed equity value range for the Company using its discounted cash flow analysis (with an exit multiple of fiscal year 2000 EBIT of 9.0x and an 11% discount rate), Wasserstein Perella performed sensitivity analyses on its results by varying (i) the amount of the insurance proceeds to the Company between $20.0 million and $40.0 million and (ii) assumed price increases per year between 0% annually and 8% annually for each of the four separate margin and insurance proceeds scenarios. Applying the foregoing parameters, Wasserstein Perella's sensitivity analyses with respect to its discounted cash flow analyses indicated the following results: (i) with respect to the Base Margin Case and the Upside Insurance Case, the valuation range was from $8.59 per share to $20.08 per share; (ii) with respect to the Base Margin Case and the Base Insurance Case, the valuation range was from $7.69 per share to $19.17 per share; (iii) with respect to the Upside Margin Case and the Upside Insurance Case, the valuation range was from $12.93 per share to $26.15 per share; and (iv) with respect to the Upside Margin Case and the Base Insurance Case, the valuation range was from $12.02 per share to $25.25 per share.

         Analysis of Selected Comparable Publicly Traded Companies. Wasserstein Perella compared certain historical and projected operating and financial information for the Company to the corresponding publicly available operating and financial information for ten publicly traded companies that Wasserstein Perella considered reasonably comparable to the Company for purposes of its analysis (the "Comparable Companies"). The Comparable Companies analyzed by Wasserstein Perella were: American Greetings Corp.; Celebrity, Inc.; CSS Industries, Inc.; Department 56, Inc.; Empire of Carolina, Inc.; Equity Marketing Inc.; Lewis Galoob Toys, Inc.; Stanhome Inc.; Syratech Corporation; and Tyco Toys, Inc. With respect to each of the Comparable Companies, Wasserstein Perella analyzed, among other things, the market value of the equity of the Comparable Company and its enterprise value (the market value of its equity plus the book value of its net debt), and certain historical and forecasted operating and financial data for such Comparable Company, including:
(i) LTM net income,

(ii) book value, (iii) LTM sales, (iv) LTM earnings before interest expense, income tax depreciation and amortization ("EBITDA"), (v) LTM EBIT, (vi) next fiscal year estimated ("NFY") net income, (vii) NFY book value (in selected cases), (viii) NFY sales, (ix) NFY EBITDA and (x) NFY EBIT. Wasserstein Perella also analyzed for each of the Comparable Companies (i) certain book and market ratios (including debt as a percentage of equity (D/E) and debt as a percentage of equity plus debt (D/(D+E)), (ii) LTM EBITDA as a multiple of LTM interest expense, (iii) LTM EBIT as a multiple of LTM interest expense, (iv) free cash flow as a multiple of LTM interest expense, (v) LTM return on assets and (vi) LTM return on equity. NFY results for the Comparable Companies were used when available and were based on recent equity analyst reports. From the financial data set forth in clauses (i) through (x) and clauses (i) through (vi) above, Wasserstein Perella derived multiples or percentages, as applicable, with respect to the Comparable Companies and applied a range of such multiples or percentages to the Company's historical operating results and financial data and to the Company's NFY results and data under each of the Upside Insurance Case and the Base Insurance Case. Based on the comparable publicly traded company analysis of the Company's LTM results and NFY results under the Upside Insurance Case, Wasserstein Perella indicated an aggregate imputed equity value range of $29.6 million to $44.3 million, or $8.00 per share to $12.00 per share. Based on this analysis of the Company's LTM results and NFY results under the Base Insurance Case, Wasserstein Perella indicated an aggregate imputed equity value range of $22.2 million to $33.3 million, or $6.00 per share to $9.00 per share.

        Analysis of Selected Comparable Acquisitions. Wasserstein Perella also reviewed the publicly available financial terms of the following acquisition transactions in relevant industries (the "Acquisition Comparables"): the acquisition of Cleo Inc. by CSS Industries, Inc.; the acquisition of Decorel Inc. by Newell Co.; the acquisition of Decor Concepts, Inc. by Rubbermaid Incorporated; the acquisitions of Illustrative Concepts Inc. and Topstone Industries Inc. by CSS Industries, Inc.; the acquisition of Buddy L Inc. by Empire of Carolina, Inc.; the acquisition of Marchor Inc. by Empire of Carolina, Inc.; the acquisition of Faber-Castell Corp. by Newell Co.; the acquisition of Aldik Artificial Flower Co. Inc. by Celebrity, Inc.; the acquisition of Cluett Corporation by Celebrity, Inc.; the acquisition of Newell Co. by Lee-Rowan Co.; the acquisition of Goody Products, Inc. by Newell Co.; the acquisition of The Paper Factory of Wisconsin, Inc. by Gibson Greetings, Inc.; and the acquisition of Berwick Industries, Inc. by CSS Industries, Inc. Wasserstein Perella analyzed the purchase price (when available) attributable to the equity interest of the target company paid in each transaction as a multiple of book value and LTM net income. Wasserstein Perella also analyzed the aggregate purchase price (as adjusted to include the target company's debt, if any) (when available) paid in each transaction as a multiple of LTM sales, LTM EBITDA and LTM EBIT. Wasserstein Perella then calculated the aggregate imputed equity value range for the Company by applying (i) a range of multiples for the Acquisition Comparables of LTM sales, LTM EBITIDA and LTM EBIT to the Company's LTM and NFY results with respect to sales, EBITDA and EBIT and (ii) a range of multiples of book value and LTM net income for the Acquisition Comparables to the Company's current and NFY book value and LTM and NFY results with respect to net income. Wasserstein Perella performed the foregoing calculations twice, once based upon the Company's LTM results and NFY results of operations assuming the Upside Insurance Case and the other based upon the Company's LTM results and NFY results of operations under the Base Insurance Case. Based on the comparable acquisition analysis of the Company's LTM results and NFY results under the Upside Insurance Case, Wasserstein Perella indicated an aggregate imputed equity value range of $37.0 million to $51.7 million, or $10.00 per share to $14.00 per share. Based on this analysis of the Company's LTM results and NFY results under the Base Insurance Case, Wasserstein Perella indicated an aggregate imputed equity value range of $29.6 million to $40.7 million, or $8.00 per share to $11.00 per share. Due to the limited availability of data deemed by Wasserstein Perella to be comparable to the results of operations of the Company or to the proposed Merger, Wasserstein Perella gave little weight to the comparable acquisition analysis in its overall valuation of the Company.

         Following its presentation to the Special Committee of the results of the foregoing analyses, Wasserstein Perella indicated an overall aggregate imputed equity value reference range for the Company, based upon its discounted cash flow analysis, comparable publicly traded company analysis and comparable acquisition analysis, of approximately $35.1 million to $51.7 million, or $9.50 per share to $14.00 per share.

         Between the time of the November 22, 1995 meeting of the Special Committee and the December 7, 1995 meeting at which it rendered its oral opinion to the Special Committee, Wasserstein Perella reviewed with management of the Company the Company's recent and current financial condition, operating information and future prospects and any further information regarding the Company that it deemed relevant to its valuation analyses.

         Based upon the results of the valuation methodologies presented by Wasserstein Perella at the November 22, 1995 meeting of the Special Committee, as described above, and the assumptions of Wasserstein Perella with respect to general business and economic conditions and other matters, including Wasserstein Perella's subjective judgment, Wasserstein Perella determined that, as of the date of its opinion, the Merger Consideration to be received by the Shareholders pursuant to the Merger is fair from a financial point of view to the Shareholders.

         Pursuant to the terms of Wasserstein Perella's engagement, the Company has paid Wasserstein Perella for its services in connection with the Merger an aggregate financial advisory fee of $200,000. The Company also has agreed to reimburse Wasserstein Perella for travel and other out-of-pocket expenses incurred by Wasserstein Perella in performing its services, including fees and expense of its legal counsel, and to indemnify Wasserstein Perella and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Wasserstein Perella's engagement.

         Wasserstein Perella has advised the Company that, in the ordinary course of business, it may actively trade the debt and equity securities of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

         Wasserstein Perella is an internationally recognized investment banking firm and was selected by the Company based on Wasserstein Perella's experience and expertise. As part of its business, Wasserstein Perella regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

                              EFFECTS OF THE MERGER

         After consummation of the Merger, Syratech will own indirectly 100% of the outstanding capital stock of Rauch and will be entitled to all the benefits that result from such ownership. Such benefits include complete management and investment discretion with regard to the future conduct of Rauch's business and the benefit of all profits generated by the operations of Rauch and any increase in the value of Rauch. Similarly, Syratech's ownership of the capital stock of Rauch after the Merger will mean that Syratech will bear the risk of any decrease in the value of Rauch. The present holders of Common Stock will no longer have any equity interest in Rauch, will not share in the future earnings and growth of Rauch, the risks associated with achieving such earnings and growth, or the potential to realize greater value for the Common Stock through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Moreover, they will no longer have any rights to vote on corporate matters. At the Effective Time, each share of Common Stock held by such persons will be converted into the right to receive the Merger Consideration in cash, which will be paid promptly after delivery of certificates for such shares and other required documents. See "The Merger Agreement -- Payment for Shares, Etc." In lieu of the right to receive the Merger Consideration, such persons may exercise the dissenters' rights described under "Rights of Dissenting Shareholders."

         After the Merger is consummated, shares of Common Stock will no longer be traded on the American Stock Exchange, registration of Common Stock under the Exchange Act will terminate, and Rauch will cease filing periodic reports with the SEC. Following the Merger, Rauch will no longer be subject to the proxy rules of the Exchange Act and Rauch's directors and officers will no longer be subject to certain filing requirements and the short-swing profit recovery provisions of the Exchange Act. The Company's outstanding stock options and stock appreciation rights will be cancelled immediately prior to consummation of the Merger.

         The Articles of Incorporation (and also the bylaws, subject to certain changes required by the Merger Agreement) of SYR in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the NCBCA. The directors of SYR immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. See Exhibit D.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         At the Effective Time, each share of Common Stock, other than those shares owned by any dissenting shareholders, will be converted into the right to receive the Merger Consideration in cash. As of January 15, 1996, officers and directors of Rauch beneficially owned an aggregate of 1,560,553 shares of Common Stock which, if the Merger is consummated, will be converted into the right to receive the Merger Consideration, or an aggregate of $20,287,189 in cash. As of January 15, 1996, officers and directors also held options to purchase an aggregate of 158,000 shares of Common Stock and stock appreciation rights in respect of 22,500 shares of common stock. In connection with the Merger, these options and stock appreciation rights will be cancelled, and each holder thereof will receive cash for each share subject to an option or stock appreciation right in an amount equal to the excess of the Merger Consideration over the exercise or strike price per share. As a result, such officers and directors will receive an aggregate of $962,845 upon cancellation of such options and stock appreciation rights. See "Common Stock Owned by Officers, Directors and Certain Shareholders of Rauch."

         Mr. Marshall A. Rauch, chairman of the Company, and the Company's other executive officers (other than Ingrid Rauch Sturm) will continue as officers of Rauch following the Merger. Moreover, it is a condition to the obligation of Syratech and SYR that on or before the consummation of the Merger, the Company shall have entered into employment and noncompetition agreements with Marc F. Rauch, Marshall A. Rauch, Peter D. Rauch and Donald G. Walser. Each of the agreements is to have a term of three years and is to provide for an annual base salary of $300,000, except that the agreement with Mr. Walser is to provide for an annual base salary of $220,000. Each of such persons will be subject to a post-employment covenant not to compete of three years' duration. In the case of Marc F. Rauch, Peter D. Rauch and Donald G. Walser, the obligations under their covenants not to compete will be conditioned upon their receipt at or promptly after the Effective Time of options to purchase shares of common stock of Syratech at prices equal to the fair market value of such stock on the effective date of the Merger. Marc F. Rauch and Peter D. Rauch are each to receive an option to purchase 50,000 such shares, and Mr. Walser is to receive an option to purchase 20,000 such shares. No options will be granted to Marshall A. Rauch.

         Under its bylaws, Rauch's current officers, directors, employees and agents will be indemnified by Rauch following consummation of the Merger against certain liabilities, including certain liabilities, if they should arise, in connection with the Merger. In the Merger Agreement, Syratech agreed to cause Rauch to maintain such indemnification obligations with respect to events occurring prior to the Merger for a period of three years after the Merger. The Merger Agreement also provides, in general, that the Company shall maintain directors' and officers' liability insurance with respect to actions prior to the Merger for a period of three years after the Effective Time of the Merger.

         Marshall A. Rauch has been asked to serve on the Board of Directors of Syratech which will be the indirect sole shareholder of Rauch following the Merger.

                              ACCOUNTING TREATMENT

         For accounting purposes, the Merger shall be treated as a purchase by Syratech of all of the outstanding Common Stock.

                         FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING CONSEQUENCES UNDER APPLICABLE STATE, LOCAL AND OTHER TAX LAWS. THE COMPANY HAS NOT SOUGHT AN OPINION OF COUNSEL WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER.

         The following description of the federal income tax consequences of the Merger is included solely for the general information of shareholders.

Shareholders of Rauch

         Generally, the exchange of shares of Common Stock for cash pursuant to the Merger or the exercise of dissenters' rights will constitute a taxable sale of stock by Rauch shareholders. Consequently, each such shareholder will generally recognize gain or loss equal to the difference between the amount of cash so received and his tax basis in the shares exchanged for cash. If the exchanged shares are capital assets in the hands of a shareholder, such shareholder will recognize a capital gain or loss. Such capital gain or loss will be long-term with respect to shares held for more than one year at the time of consummation of the Merger and short-term with respect to shares held for one year or less.

Holders of Options and Stock Appreciation Rights

         Each holder of an option granted under any of the Company's stock option plans that is cancelled in the Merger will recognize ordinary income to the extent that the amount of cash received upon cancellation of such holders' option(s) exceeds his tax basis in the option(s). Each holder of a SAR (as defined below) granted by the Company which is cancelled in the Merger will recognize ordinary income to the extent that the amount of cash received upon cancellation of such holder's SAR exceeds the strike price of such SAR.

Rauch

         The Merger of SYR into Rauch should not result in the recognition of any gain or loss by Rauch.

                              FINANCING THE MERGER

         The total amount of funds required to pay the Merger Consideration to holders of Common Stock and to pay related fees and expenses in connection with the Merger is approximately $51.3 million. The consummation of the Merger by Syratech is not conditioned upon Syratech obtaining financing for any amount payable to holders of Common Stock pursuant to the Merger Agreement. The consideration payable pursuant to the Merger Agreement will come from cash and cash equivalents of Syratech.

                              THE MERGER AGREEMENT

General

         Rauch, Syratech and Mergersub have entered into the Merger Agreement, which provides that, subject to compliance with certain covenants and conditions, Mergersub will be merged with and into Rauch, which will be the Surviving Corporation. All references in this Proxy Statement to the terms and conditions in the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit A.

         At the Effective Time, the holders of outstanding shares of Common Stock, except shares held by any dissenting shareholders, will be entitled to receive the Merger Consideration in cash, without interest, for each share of Common Stock held by them, and each outstanding share of common stock of SYR will be converted into one share of Common Stock of the Surviving Corporation.

         Also, prior to the Effective Time, Rauch will make all necessary and appropriate adjustments to, and shall use its best efforts to obtain all necessary consents such that at the Effective Time all outstanding options to purchase Common Stock granted pursuant to all of Rauch's stock option plans and all outstanding stock appreciation rights (each, a "SAR") will be fully vested and cancelled and holders of such options and SAR's will receive a cash payment equal to the excess of the Merger Consideration over (a) the exercise price per share of such option or (b) the strike price per share of each SAR. As of December 7, 1995, there were options outstanding to purchase an aggregate of 172,750 shares of Common Stock and there were outstanding SAR's with respect to 22,500 shares.

         Shareholders who have not voted to approve the Plan of Merger and who otherwise comply with the provisions of the NCBCA regarding dissenters' rights have the right to payment of the fair value of their shares of Common Stock, with no rights as shareholders in the Surviving Corporation. See "Rights of Dissenting Shareholders." After the Merger, holders of Common Stock who become entitled to receive cash will possess no interest in, or rights as shareholders of, the Surviving Corporation. See "Effects of the Merger."

Effective Time

         The Effective Time will be as of the time and date of the filing of the Articles of Merger with the Secretary of State in accordance with the NCBCA. It is presently anticipated that the Articles of Merger will be filed with the Secretary of State of North Carolina and that the Merger will become effective as soon as practicable after the Plan of Merger is approved by the shareholders at the Special Meeting and after the conditions to the consummation of the Merger have been satisfied or duly waived.

Payment for Shares

         The Merger Agreement provides that, as of the Effective Time, each outstanding share of Common Stock (other than shares held by any dissenting shareholders) will be converted into a right to receive the Merger Consideration in cash. The Merger Agreement provides that, at the closing, Syratech will deposit in trust with Wachovia Bank of North Carolina, N.A., as Exchange Agent (the "Exchange Agent"), an unconditional irrevocable Letter of Credit drawn on NationsBank, N.A. (South) in favor of the Exchange Agent, as beneficiary, pursuant to which the Exchange Agent will have the right to draw on demand, as needed, an aggregate amount equal to the product of (a) the number of shares of Common Stock issued and outstanding at the Effective Time (other than shares held by any dissenting shareholders) and (b) the Merger Consideration. Promptly after the Effective Time, the Exchange Agent shall mail to each shareholder of record as of the Effective Time a form of letter of transmittal, together with instructions for use in effecting the surrender of the certificates for Common Stock and other documentation to the Exchange Agent. The Exchange Agent will promptly send or deliver to each holder of Common Stock as soon as practicable after receipt of the stock certificate or certificates and properly completed transmittal documentation, a check equal to the Merger Consideration multiplied by the number of shares surrendered by such shareholder, after giving effect to any required tax withholdings. No interest will be paid or accrued on the amounts payable upon the surrender of stock certificates. No drawings on the Letter of Credit will be permitted after one hundred and eighty three (183) days following the Effective Time of the Merger, and shareholders shall thereafter look to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon.

Conditions to the Merger

         The respective obligations of Rauch, Syratech and Mergersub to consummate the Merger are subject to the fulfillment of certain conditions including, among others, the following: (i) the performance in all material respects of all agreements made by the other parties to the Merger Agreement;
(ii) the absence of any order or injunction of a court of competent jurisdiction precluding the consummation of the transactions contemplated by the Merger Agreement; (iii) the representations and warranties made by the other parties in the Merger Agreement being true and correct except as otherwise contemplated or permitted by the Merger Agreement and except for any matters which, in the aggregate, do not have a material adverse effect (as provided in the Merger Agreement); (iv) Wasserstein Perella shall not have withdrawn or modified its opinion that the Merger Consideration is fair to the Shareholders from a financial point of view; (v) the Shareholders of Rauch shall have approved the Merger in accordance with applicable laws; (vi) holders of no more than 250,000 shares of Common Stock shall have elected to exercise rights of dissenting shareholders and not have voted for approval of the Plan of Merger; and (vii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

        The obligations of Syratech and Mergersub are also subject to Rauch entering into employment and non-competition agreements with Marc F. Rauch, Marshall A. Rauch, Peter D. Rauch and Donald G. Walser.

         Other than compliance with the federal securities laws and filings under the HSR Act, no federal or state regulatory requirements must be complied with or approval obtained in connection with the Merger. See "The Merger Agreement -- Conditions to the Merger."

         Required notifications under the HSR Act were made on December 13, 1995. On December 26, 1995, the FTC notified Rauch and Syratech that the waiting period required by the HSR Act had been terminated.

Covenants and Additional Agreements

         Operational Covenants. In the Merger Agreement, Rauch has agreed, among other things, that prior to the Effective Time, Rauch will conduct its operations according to its ordinary and usual course of business, consistent with past practice, and Rauch and each of its subsidiaries will use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having a business relationship with it.

         Acquisition Proposals. Rauch has agreed in the Merger Agreement that it will not, and will not permit any of its subsidiaries, or any officers, directors, employees, agents or representatives of Rauch or any of Rauch's subsidiaries, directly or indirectly, without the written consent of Syratech, to (a) initiate contact with, solicit or encourage any inquiries or proposals by, or (b) enter into any discussions or negotiations or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records, except to the extent required by fiduciary obligations under applicable laws, to any corporation, partnership, person or other entity or group concerning any transaction involving the sale of Common Stock or a merger, consolidation, or sale of all or a substantial portion of the assets of Rauch or any subsidiary of Rauch which is material to Rauch and Rauch's subsidiaries taken as a whole. Rauch has further agreed that it will promptly notify Syratech of the terms of any such proposal or contact.

         Additional Agreements. Rauch, Syratech and Mergersub have agreed (i) to make any applicable regulatory filings and, thereafter, any other required submissions with respect to the Merger and (ii) to use all reasonable efforts to cooperate with each other, take all action and do all other things necessary, proper or appropriate under the Merger Agreement and all applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

Indemnification

         Under the Rauch bylaws, Rauch's current officers, directors, employees and agents will be indemnified by Rauch, following consummation of the Merger against certain liabilities, including certain liabilities, if they should arise, in connection with the Merger. In the Merger Agreement, Syratech agreed to cause Rauch to maintain such indemnification obligations with respect to events occurring prior to the Merger for a period of three years after the Merger. The Merger Agreement also provides, in general, that the Company shall maintain directors' and officers' liability insurance with respect to actions prior to the Merger for a period of three years after the Effective Time.

Termination

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by the mutual written consent of Syratech, Mergersub and Rauch, or (ii) by Syratech or Rauch if (a) the Merger is not consummated before February 15, 1996 (extended by the parties to February 22, 1996) (unless the failure to consummate the Merger by such date is due to a breach or violation of the Merger Agreement by the party seeking to terminate),
(b) there shall be a final and non-appealable order, judgment, decree or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, or (c) there has been a material breach of the Merger Agreement by either Syratech or Mergersub, on the one hand, or Rauch, on the other (subject to certain notice and cure rights in respect of such breach), or
(d) if Rauch receives, or there shall have been a publicly announced offer or proposal by a person other than Syratech or SYR to acquire Rauch or its assets on terms that are stated or expected to yield to the holders of Common Stock value in excess of $13.00 per share and the Board of Directors of Rauch (A) decides either to accept or to recommend to the holders of Common Stock that they accept such Economically Superior Offer, or (B) as a consequence of the actual or anticipated receipt of such Economically Superior Offer shall cease to recommend to the holders of Common Stock that they approve the Plan of Merger. See "The Merger Agreement -- Termination" and Exhibit A.

Expenses

         The Merger Agreement provides that in the event the Merger is not consummated due to the failure by any party, despite its good faith efforts, to satisfy all conditions to close, then all expenses (including, without limitation, reasonable legal fees and expenses, investment banking fees and fees and expenses of accountants) incurred by them in connection with the transactions contemplated by the Merger Agreement (the "Expenses") will be borne by the party incurring such Expenses. In the event the Merger is not consummated after receipt by the Company from, or public announcement by, an Affected Offeror (as defined below) and/or one or more affiliates of an Affected Offeror of an Economically Superior Offer pertaining to an acquisition of the Company or a substantial portion of the assets of the Company, and control of the Company or a substantial portion of its assets is transferred to such Affected Offeror and/or one or more affiliates of such Affected Offeror within twelve months of the making of such offer, Syratech shall be entitled to receive payment from the Company of liquidated damages in the amount of $2.4 million. The term "Affected Offeror" means any person or entity with whom or with which, directly or through representatives, the Company shall, on or after December 7, 1995 and prior to February 15, 1996, have had contacts, discussions or negotiations (or to whom or to which the Company shall during such period have provided information) looking toward the possible acquisition of the Company (by merger or otherwise) or a substantial portion of its assets, whether such contacts, discussions or negotiations took place (or such information was provided) in violation of, or as contemplated by, the Merger Agreement, or otherwise.

         The Company has also agreed to pay the first $100,000 of fees and disbursements invoiced by the environmental consultant retained to perform environmental due diligence on behalf of Syratech and SYR. Any fees and disbursements of such consultant in excess of $100,000 are to be shared equally by the Company and Syratech.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders of Rauch who (i) hold shares of Common Stock on the date of making demand and continuously hold such shares through the Effective Time, and (ii) follow the procedures specified in Article 13 of the NCBCA ("Article 13") (such shareholder referred to herein as a "Dissenting Shareholder") will be entitled to receive payment of the "fair value" of their shares of Common Stock, as estimated by Rauch, plus interest accrued to the date of payment. If a Dissenting Shareholder is not satisfied with the offer made by Rauch and no agreement as to the "fair value" of the Common Stock can be reached, the Dissenting Shareholder may petition a North Carolina court to determine the fair value of such shares. The procedures set forth in Article 13 should be strictly complied with. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Article 13.

         THE FOLLOWING DISCUSSION OF THE PROVISIONS OF ARTICLE 13 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ITS PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT SECTION, A COPY OF WHICH IS ATTACHED AS EXHIBIT B HERETO.

         Under Section 21 of Article 13, a shareholder of Rauch electing to exercise dissenters' rights must both:

                  (1) prior to the vote on the proposal relating to the Plan of Merger give Rauch, and Rauch must actually receive, notice of intent to demand payment for his shares if the proposal relating to the Plan of Merger is adopted (the "Written Notice"). The Written Notice should be delivered either in person to the Corporate Secretary of Rauch or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to the Corporate Secretary, at Rauch, Post Office Box 609, Gastonia, North Carolina 28053-0609, and

                  (2) not vote in favor of the proposal relating to the Plan of Merger.

         The Written Notice must be made by or for the holder of record of Common Stock registered in his name. Accordingly, the Written Notice should be executed by or for such shareholder of record, fully and correctly, as such shareholder's name appears on his stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Written Notice should be made in such capacity, and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the Written Notice for a shareholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner. A beneficial owner of Common Stock may submit a Written Notice exercising dissenters' rights as to shares held in his behalf if he dissents with respect to all shares of which he is the beneficial owner and he submits to Rauch the record shareholders' written consent to the dissent no later than the time the beneficial owner submits his Written Notice.

         Within ten days after the approval of the Plan of Merger, Rauch must send, by registered or certified mail, return receipt requested, a written dissenters' notice (the "Dissenters' Notice") to all holders of Common Stock who submit a Written Notice and do not vote in favor of the Plan of Merger at the Special Meeting. The Dissenters' Notice will state where a demand for payment must be sent, supply a form for demanding payment, state where and when certificates of Common Stock should be deposited, set a date by which Rauch must receive the payment demand (which date may not be fewer than thirty nor more than sixty days after the date the Dissenters' Notice is mailed), and be accompanied by a copy of Article 13.

         Upon the earlier of the approval of the Plan of Merger or the Dissenting Shareholder's compliance with the Dissenters' Notice, Rauch will offer to pay (the "Offer of Payment") to each Dissenting Shareholder who complied with the Dissenters' Notice an amount estimated by Rauch to be the fair value of the shares held by such Dissenting Shareholder, plus interest accrued to the date of payment. The Offer of Payment will be accompanied by Rauch's Balance Sheet as of December 31, 1994, Rauch's Statements of Income and Cash Flows for the year ended December 31, 1994, financial statements for the quarter ended September 30, 1995, a statement of Rauch's estimate of the fair value of the Common Stock held by such Dissenting Shareholder, an explanation of how the interest was calculated, a statement of the Dissenting Shareholder's right to make a Payment Demand (as defined and described below) and a copy of Article 13. Rauch will pay such offered amount to any Dissenting Shareholder who agrees in writing to accept such payment in full satisfaction of his demand.

         A Dissenting Shareholder who believes that the amount offered by Rauch for the Common Stock is less than the fair value of such shares or that the interest is incorrectly calculated or, if Rauch fails to make payment to a Dissenting Shareholder who accepted the Offer of Payment, such Dissenting Shareholder may reject the Offer of Payment and notify Rauch in writing of his own estimate of the fair value of the Common Stock plus the interest due, and demand payment of his estimate (a "Payment Demand"). A Dissenting Shareholder waives his right to payment under Article 13 and resumes his status as a nondissenting shareholder unless such Dissenting Shareholder notifies Rauch of a Payment Demand within thirty days after the Offer of Payment or within thirty days after Rauch fails to make a payment after the Offer of Payment was accepted.

         If a Dissenting Shareholder notifies Rauch of his Payment Demand and Rauch and the Dissenting Shareholder are unable to agree on the fair value of the Common Stock, the Dissenting Shareholder may petition a court and commence a proceeding to determine the fair value of the Common Stock and accrued interest (a "Valuation Proceeding"). Once Rauch is served with a petition relating to a Valuation Proceeding, Rauch must pay the Dissenting Shareholder the amount of the Offer of Payment. If the Dissenting Shareholder does not commence a Valuation Proceeding within sixty days of the Payment Demand, such Dissenting Shareholder has an additional thirty days to accept in writing Rauch's Offer of Payment or withdraw the Written Notice and resume the status of a nondissenting shareholder. A Dissenting Shareholder who takes no action within such thirty day period shall be deemed to have withdrawn the Written Notice and demand for payment and resumed the status of a nondissenting shareholder.

         If a Valuation Proceeding is commenced, the court has the discretion to make all Dissenting Shareholders whose demands remain unsettled parties to the Valuation Proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.

         The court, in a Valuation Proceeding, shall determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs as it finds equitable. If the court finds that services of counsel for a Dissenting Shareholder were of a substantial benefit to other similarly situated Dissenting Shareholders, the court may, in its discretion, order that all or a portion of the attorneys' fees be paid out of the amounts awarded to the Dissenting Shareholders who were benefited.

         Although Rauch believes that the Merger Consideration to be paid in the Merger is fair, it cannot make any representation as to the outcome of the appraisal of fair value as determined by a court of North Carolina, and shareholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value.

         Any shareholder of Rauch who has duly demanded an appraisal in compliance with Article 13 will not, after the Effective Time, be entitled to vote his shares for any purpose nor be entitled to the payment of any dividends or other distributions on his shares (other than those payable to shareholders of record as of a date prior to the Effective Time).

                           MARKET PRICE AND DIVIDENDS

         The Common Stock trades on the American Stock Exchange under the symbol "RCH." The Common Stock has been traded on the American Stock Exchange since 1993. The following table sets forth the high and low closing sale prices for the periods indicated as reported by the American Stock Exchange.

   1995                             High                         Low
   ----                             ----                         ---
 First Quarter                       9-1/2                       8-1/2
 Second Quarter                     9-3/16                       8-1/2
 Third Quarter                      10-1/8                      9-1/16
 Fourth Quarter                     12-3/4                     9-11/16

 1994                                 High                         Low
 ----                                 ----                         ---
 First Quarter                      10-1/8                       8-5/8
 Second Quarter                      9-7/8                       8-5/8
 Third Quarter                      10-1/4                       8-7/8
 Fourth Quarter                         10                       8-1/2

 1993                                 High                         Low
 ----                                 ----                         ---
 First Quarter                       8-3/8                       6-7/8
 Second Quarter                     11-3/8                       6-7/8
 Third Quarter                      11-1/8                      10-1/8
 Fourth Quarter                     10-3/4                       9-5/8

         On November 3, 1995, the Board of Directors approved a dividend of $.02 per share of Common Stock to be paid on December 15, 1995 to shareholders of record on December 1, 1995. Dividends of $.08, $.06 and $.04 per share were paid to shareholders in the years 1994, 1993 and 1992 respectively. No cash dividends were paid in calendar years 1990 and 1991.

         As of January 16, 1996, there were approximately 943 participants in security position listings, as defined in Rule 17Ad-8 under the Exchange Act, for Common Stock. As of January 16, 1996, the Company had approximately 256 shareholders of record of the Common Stock.

         On December 6, 1995, the last business day prior to the public announcement of the Merger, the closing sale price per share of Common Stock as reported on the American Stock Exchange was $9.63. As of January 25, 1996, the most recent date for which a price is available, the closing sale price per share of Common Stock as reported on the American Stock Exchange was $12.63. Shareholders of Rauch are urged to obtain current market quotations for the Common Stock.
                                      32

                             SELECTED FINANCIAL DATA
                     (in thousands except per share amounts)

         The summary financial data for the five years ended December 31, 1994 is prepared from the audited financial statements of the Company. The data for the nine months ended September 30, 1994 and 1995 is prepared from the unaudited financial statements which, in the opinion of management, reflect all adjustments necessary to fairly present the financial position and results of operations for the respective periods. The summary financial data should be read in conjunction with the consolidated financial statements and notes thereto set forth elsewhere herein.

                                                                                                                    Nine Months
                                                                          Year Ended December 31                Ended September 30


                                  1994            1993            1992           1991            1990          1995          1994

                                                                                                                  (unaudited)

   Net sales                  $45,035,247      $44,693,521    $40,704,059    $37,801,677     $37,117,511   $32,840,034   $26,382,385
   Cost of sales               35,749,187       32,547,864     29,288,999     26,287,155      26,163,672    25,104,916    19,604,602
   Selling, general and
     administrative expenses    8,788,100        7,719,675      6,754,338      6,833,125       6,388,124     6,965,286     5,268,271
                               ----------       ----------     ----------     ----------      ----------    ----------    ----------
   Operating income               497,960        4,425,982      4,660,722      4,681,397       4,565,715       769,832     1,509,512
   Interest expense             (787,821)        (309,331)      (354,998)      (476,180)       (830,807)     (785,473)     (334,481)
   Other income                    77,596          724,702        111,687        154,203         142,191       107,163        58,568
   Gain from insurance
     settlement                    --               --             --             --              --         6,274,730        --
   Income (loss)                                  ________      _________       ________        ________      ________      ________
                            -------------
     before income taxes        (212,265)        4,841,353      4,417,411      4,359,420       3,877,099     6,366,252     1,233,599
   Provision (benefit)
     for income taxes           (161,500)        1,715,000      1,571,000      1,573,000       1,368,000     2,282,057       437,849
                              -----------       ----------     ----------     ----------      ----------    ----------     ---------
   Net income (loss)
     before cumulative effect
     of accounting change        (50,765)        3,126,353      2,846,411      2,786,420       2,509,099     4,084,195       795,750
   Cumulative effect
     of accounting change          --               64,310         --             --              --            --            --
                            -------------      -----------  -------------  -------------   ------------- -------------     ---------
   Net income (loss)          $   (50,765)    $  3,190,663   $  2,846,411    $  2,786,420   $ 2,509,099   $ 4,084,195     $  795,750
                              ============    ============   ============    ============   ===========   ===========     ==========
   Per Share Data:
     Net income (loss)
     before cumulative effect
     of accounting change   $        .01)    $         .84  $         .77 $         .75     $      .68    $      1.11     $      .22
     Cumulative effect
     of accounting change          --                  .02         --             --              --            --            --
                          ---------------  ------------------------------ -------------- --------------- -------------   -----------
     Net income (loss)    $         (.01)   $          .86 $          .77  $         .75   $         .68  $       1.11  $        .22
                          ===============   ============== ==============  =============   =============  ============  ============
     Cash dividends per
     common share          $          .08   $          .09 $          .06         --              --
                           ==============   ============== ==============



   Working capital            $24,535,415      $23,819,063    $22,499,040    $18,169,699     $16,920,779    32,076,585    25,118,303
   Total assets                42,744,327       42,155,300     33,494,078     29,725,897      28,247,879    73,229,299    59,137,591
   Long-term debt               4,375,000        1,556,820      1,956,820        601,820       2,721,820    11,600,000     4,500,000
   Shareholders' equity        25,936,404       26,270,618     23,314,136     20,615,550      17,829,130    29,798,864    26,856,832


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Financial Condition and Liquidity

         On October 19, 1994, a fire destroyed the Company's 677,000 square-foot warehousing and manufacturing facility located in Cramerton, North Carolina. The building warehoused a substantial portion of the Company's finished goods inventory for the 1994 Christmas season in anticipation of shipment to customers. The Company had insurance on the building, equipment and raw materials at replacement value. The finished goods inventory was insured at net selling price. The Company also carried business interruption insurance. The Company contends that its insurance coverage limits total recovery in one policy year to an amount not to exceed approximately $63,015,358. To date, the Company has received $19.9 million from the insurance carrier and has settled the inventory and equipment portions of the claims against the insurance carrier.

         As of September 30, 1995, the Company's balance sheet reflects an amount recoverable from the insurance carrier totaling $5,395,894. This amount represents the net book value of the property destroyed and business interruption costs incurred relating to the unpaid portions of the Company's claims. The final resolution of the unpaid portions of the Company's insurance claim is dependent upon future events, the outcome of which are not fully determinable at the present time. Accordingly, no additional amount due from the insurance carrier has been recorded as of September 30, 1995.

         The Company has undertaken not to settle or reach any agreement or understanding to settle any unsettled portions of its claim against its insurance carrier based on the Cramerton fire, including, specifically but without limitation, the portion of the claim that is its property damage claim for the destruction of its 677,000 square foot building and the portion of its claim based on business interruption, unless (i) the Company shall have received from its insurance carrier a settlement offer recommended by its independent insurance adjuster, which the Company wishes to accept, (ii) the Company shall have given notice to Syratech and SYR of the terms and conditions of the settlement offer, (iii) five business days shall have elapsed following receipt of such notice by Syratech and SYR and (iv) neither Syratech nor SYR shall have objected to acceptance by the Company of such settlement offer.

         Although the final outcome of the Company's pending insurance claims are not yet determinable, management believes that, notwithstanding the Cramerton fire, the Company is in sound financial condition. Working capital at September 30, 1995 and at December 31, 1994, 1993, and 1992 was $32.1 million, $24.5 million, $23.8 million, and $22.5 million, respectively. The Company has retained the majority of its earnings during the last several years in order to build inventory early in the year for the shipping season which runs from August to October. The early build-up of inventory has allowed the Company to keep a steady work force and better control costs.

         Cash and cash equivalents decreased by $8.3 million at year-end 1994 as compared to year-end 1993. The decrease was due to the decrease in fourth quarter sales resulting from the fire discussed above. The increase in cash and cash equivalents from 1992 to 1993 was $2.1 million. This increase was due to a planned effort on the Company's part not to pay down its short-term line of credit until after the end of 1993 as a result of the pending acquisition of Holiday Products, Inc. ("Holiday").

         Accounts receivable at year-end 1994 exceeded such receivables at year-end 1993 by $4.9 million. Holiday receivables at year-end 1994 were $2.0 million and at year-end 1993 were $1.0 million. The balance of the increase at year end 1994 was due to the fact that certain of the Company's larger customers did not pay amounts owing on their accounts until after year-end. The increase at year-end 1993 as compared to year-end 1992 was due to the increase in sales volume from 1992 to 1993. Accounts receivable were $28.0 million at September 30, 1995 as compared with $24.3 million at September 30, 1994. Rochard, Inc. ("Rochard") receivables at September 30, 1995 were $.6 million. The increase in nonRochard receivables for the period was due to increased shipments by the Company for the quarter and for the first nine months of 1995.

         Inventories at December 31, 1994 decreased by $2.1 million from the December 31, 1993 levels. The decrease in inventory in 1994, despite an $800,000 increase in Holiday inventories over this period, was attributable to the Cramerton fire which occurred on October 19, 1994. Inventories at December 31, 1992 were $11.2 million as compared to $12.2 million at year-end 1993. This increase was due to the addition of the Holiday inventories of $1.0 million to the consolidated balance sheet at year-end. Inventories at September 30, 1995 were $28.0 million as compared to $27.6 million at September 30, 1994. This is an increase of $.4 million. Rochard inventories of $.8 million offset a decline in parent company inventories attributable to the aforementioned fire and increased shipments as compared with the prior year.

         Net property, plant and equipment increased by $1.2 million at September 30, 1995 as compared to September 30, 1994. Acquisitions of a manufacturing and warehouse facility in El Paso, Texas, along with the purchase of new machinery and data processing equipment offset the $1.1 million in Cramerton property and equipment that was destroyed in the fire described above.

         The Company's investment in property and equipment for 1994 was $3.5 million. Property and equipment with a cost of $2.8 million and a book value of $1.1 million was removed from these accounts and reflected as an amount recoverable from the insurance company as a result of the Cramerton fire. The increase in property and equipment from year-end 1992 to year-end 1993 was $1.2 million. This increase in 1993 is a result of the acquisition of Holiday, which contributed $.6 million, and the expansion of the corporate offices in Gastonia, N.C., which contributed another $.6 million. Management believes that the Company's capital expenditure needs in the near term can be financed internally, along with available long-term financing from outside sources.

         Since the Cramerton fire, the Company has rented a 240,000 square-foot warehouse in Charlotte, N.C. This warehouse, along with the new 200,000 square-foot warehouse the Company completed in October 1994, provided sufficient capacity for the 1995 shipping season.

         In December 1994, the Company entered into a letter of intent to acquire F.C. Young & Company, Inc., a privately held manufacturer of tinsel and garland. Such transaction has been delayed as a result of the Company's entering into the Merger Agreement and its status is uncertain.

         Accounts payable at September 30, 1995 were $5.2 million as compared to $4.1 million at September 30, 1994. This is an increase of $1.1 million. Rochard payables at September 30, 1995 were $.3 million.

         The outstanding balances of the Company's short-term debt decreased by $1.1 million at year-end 1994 as compared to year-end 1993, and increased by $5.4 million from December 31, 1992 to December 31, 1993. The 1992 to 1993 increase is partly attributable to the planned effort on the Company's part not to pay off its short-term debt until after year-end 1993. This short-term debt was paid in full within a few days after year-end. The large increase from 1992 to 1993 was also attributable to the Company's using its short-term line of credit to provide the initial funding for the $1.2 million purchase of Holiday.

          The Company remains strong financially. Book value per common share at September 30, 1995 was $8.06 as compared to $7.27 at September 30, 1994.

         The Company derives over 90% of its revenue from the manufacture of Christmas decorations. Approximately 90% of the Company's shipments occur in the third and fourth quarters. Because of the seasonal nature of the Company's business, large amounts of short-term debt are required to finance inventory and receivables until after year-end. The inventory cycle continues until the shipping season (August through October). During that period, inventory is converted into receivables which are collected primarily in December and January. Short-term debt is then paid off, with the excess cash invested in certificates of deposit or government instruments.

         Total orders received at September 30, 1995 were approximately $58.6 million as compared to $57.2 million at the same time last year. Total orders received in 1995 were approximately $61.6 million against $60.1 million for 1994. Rochard orders included in the 1995 orders at September 30, 1995 and as of year end were $3.1 million and $4.5 million, respectively.

         Management has made plans to rent space needed by the Company for 1996 with a view to rebuilding as soon as possible. Although cost increases have resulted from the fire at the Company's Cramerton facility and its efforts to implement alternative shipping arrangements in response thereto, the fire should not materially affect the Company's ability to ship merchandise as usual in 1996.

         During 1994 the Company increased its long-term debt to $5.0 million. The proceeds were used to fund its new 200,000 square-foot warehouse referred to above, a 10,000 squarefoot office addition, and the Holiday acquisition.

         On May 31, 1995 the Company signed a new loan agreement (the "Loan Agreement") with its bank giving it a $40 million revolving line of credit. The term portion of the facility is in the amount of $12,800,000.

         The revolving portion of the Company's Loan Agreement gives the Company funds on a short-term basis for its normal operations. The term loan was used to refinance the Company's prior term facility and to provide the Company with permanent working capital. Those loans account for the difference in the current notes payable and long-term debt on the balance sheet.

         The Loan Agreement prohibits the merger of the Company with any other entity without the prior consent of the bank. Such consent has been obtained with respect to the Merger Agreement. The Loan Agreement limits the declaration and payment of dividends to net income of the preceding year and contains various operating covenants, the most restrictive being a limitation on leasing activities. The Loan Agreement also requires the Company to maintain certain financial covenants and ratios establishing tangible net worth, current ratio, working capital, total liabilities to tangible net worth, and fixed charge coverage requirements.

Results of Operations

         Three Months Ended September 30, 1995 Compared to Three Months Ended September 30, 1994.

         Net sales for the quarter ended September 30, 1995 were $25,946,994 as compared to $23,191,623 for the quarter ended September 30, 1994. This is an increase of $2,755,371 or 12%. As of April 1, 1995, the Company acquired Rochard. Rauch began reporting the financial condition and results of operations of Rochard and Rauch on a consolidated basis as of that date. The Company's third quarter 1995 sales results, therefore, include Rochard's net sales for the quarter of $1,258,755.

         Selling, general and administrative expenses for the quarter were $3,454,626 as compared to $2,732,707 for the third quarter of 1994. This is an increase of $721,919 or 26%. Included in selling, general and administrative expenses for the quarter is $682,126 associated with Rochard's operations. Interest expense for the quarter was $415,848 as compared to $232,627 for the comparable quarter of 1994. This is an increase of $183,221 or 79%. Such increase is a result of increased borrowings for operations and capital expenditures required due to the Cramerton fire described below and for the Rochard acquisition.

         Other income for the quarter ended September 30, 1995 was $47,522 as compared to $10,844 for the same quarter of 1994. This income consists primarily of rental, interest, and commission income.

         Net income for the quarter ended September 30, 1995 was $4,081,031, or $1.10 per share, as compared to $1,958,931, or $.53 per share, for the corresponding quarter in 1994 as the Company settled with its insurance carrier on the equipment portion of its claim stemming from the fire at its facility in Cramerton, North Carolina and reported a gain of $4.36 million on this portion of the claim. The gain from the insurance settlement more than offset cost increases from the Cramerton fire as well as increases in payroll and benefits and other manufacturing costs.

         Comparison of 1994, 1993 and 1992.

         The Company's net sales for 1994 were $45.0 million compared to $44.7 million in 1993. The slight increase is attributable entirely to sales by the Company's wholly owned subsidiary Holiday Products, Inc., which was acquired by the Company as of December 31, 1993. Holiday's sales for 1994 were $6.9 million, offsetting lost sales incurred by the Company as a result of the fire at its Cramerton, North Carolina facility discussed above and in Note 2 to the Notes to Financial Statements set forth elsewhere herein. The Company estimates that it incurred sales losses during 1994 as a result of such fire (due to the resulting loss of inventory and shipping capacity and without regard to any recovery of insurance proceeds) of approximately $10 million. The Company's net sales for 1993 increased $4.0 million or 9.8% over 1992 sales. The increase in sales in 1993 was due to a general increase in all product categories.

         The Company's gross profit percentages in 1994, 1993, and 1992 were 20.6%, 27.2%, and 28.0%, respectively. The decrease in the Company's gross profit percentage over this three year period resulted from a decrease in selling prices in the Company's promotional lines and an increase in labor and manufacturing costs. The severity of the decrease in 1994 was attributable to the fire at the Company's Cramerton, North Carolina facility.

         Selling, general and administrative expenses were $8.8 million in 1994, $7.7 million in 1993 and $6.8 million in 1992. As a percentage of net sales, these expenses amount to 19.5% in 1994, 17.3% in 1993, and 16.6% in 1992. In all three years commissions, freight and salaries were the major components of this expense category, with commissions and freight bearing a direct relationship to sales.

         The Company's LIFO reserve increased by $186,000 in 1994, and decreased by $110,000 in 1993 and $232,000 in 1992. The increase in 1994 resulted from an increase in manufacturing costs. The decrease in the LIFO reserve in 1993 and 1992 resulted from lower raw material prices.

                          INFORMATION CONCERNING RAUCH

Business of Rauch

         History

         The predecessor of Rauch was organized in 1952 as a partnership named Pyramid Mills, which was incorporated in 1961 as Pyramid Mills Company, Inc., a North Carolina corporation. In 1973, Pyramid Dye Corporation, a dyer for Pyramid Mills products, merged into Pyramid Mills Company, Inc. and the surviving corporation changed its name to Rauch Industries, Inc. On December 31, 1993, Rauch (through a wholly owned subsidiary) completed its acquisition of substantially all of the net assets of Holiday located in Coventry, Rhode Island. Rauch's executive offices and a portion of its manufacturing facilities are located on a 20-acre site at 6048 South York Road, Gastonia, North Carolina 28053. Rauch operates a manufacturing facility on a 14-acre site at 1008 E.
Ozark Avenue, Gastonia, North Carolina 28053. Rauch also had a manufacturing facility located on a 34-acre site about eleven miles from its South York Road property in Cramerton, North Carolina. On October 19, 1994, this facility was destroyed by a fire. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information. In addition, Rauch leases a portion of a manufacturing facility (previously operated by Holiday) in West Warwick, Rhode Island and owns a 125,000 square foot facility in El Paso, Texas.

         General

         Rauch is the oldest producer of glass and satin Christmas tree ornaments in the United States. Its principal business is the design, manufacture and wholesale distribution of Christmas decorations, primarily glass and satin Christmas tree ornaments and aerosols, as well as imports. It is common practice in the Christmas decorations industry to refer to any decorated ornaments molded from expandable polystyrene, i.e., any unbreakable ornaments, as "satin" or as "satin and glitter" ornaments. The word "satin" is used to refer to acetate or polyester yarn which, when wound on an ornament, has a "satin" appearance. Beginning in 1994, Rauch designed, manufactured and distributed to wholesalers the Christmas stocking, Christmas tree skirt and Santa Claus hat product lines previously carried by Holiday.

         Rauch's products are retailed throughout the United States in chain, department, drug, variety, food and specialty stores. The sale of these Christmas decorations accounted for approximately 95% of its net sales in 1994. Rauch distributes its products nationwide, through displays in showrooms and sales offices in seventeen major cities: New York, Chicago, Dallas, Minneapolis, Denver, St. Louis, Portland, San Francisco, Los Angeles, Seattle, Atlanta, Columbus, Greensboro, Kansas City, Miami, Bedford, Mass., and Fairfax, Va., and in Europe. Most are sold under Rauch's Pyramid, Victoria, Magic and Holiday labels through twenty-three groups of manufacturers' representatives. A portion of Rauch's sales is made directly by the Company, some under private labels.

         Christmas Industry

         The Christmas decorations segment of the Christmas industry is the only material industry segment in which Rauch operates.

         Patents and Trademarks

         Rauch has four registered trademarks. Some of its designs are copyrighted in the United States and under the International Copyright Convention and the Inter-American Copyright Union. Rauch believes its operations are not dependent upon any single patent, patent application, patent license, trademark or copyright.

         Customers

         In its Christmas decorations lines, Rauch sells to approximately 4,100 customers. For the fiscal year ended December 31, 1994 Wal-Mart accounted for 16.8% of Rauch's net sales, and Target Stores (Dayton Hudson Corporation) accounted for 15.6% of Rauch's net sales. No other customer accounted for as much as 10% of Rauch's net sales. The largest fifteen customers accounted for approximately 55% of 1994 net sales. None of these fifteen accounts is related to or affiliated with Rauch or, to the knowledge of Rauch, with each other. Although there is no certainty in this regard, Rauch expects each of Wal-Mart and Target to account for more than 10% of Rauch's net sales in 1995 and 1996.

         Raw Materials

         To produce Christmas decorations, Rauch purchases four basic raw materials -- (i) expandable polystyrene ("EPS") for unbreakable ornaments, (ii) glass ornament blanks, and (iii) acetate or polyester yarn materials including boxes and packaging. To produce Christmas stockings, tree skirts, Santa Claus hats and suits, Holiday purchases non-woven and knitted pile fabric. Rauch has not experienced difficulty in obtaining raw materials or other supplies from its suppliers and does not anticipate any such difficulty in the foreseeable future. Osram Sylvania supplied 100% of Rauch's glass needs in 1995, and Rauch expects Osram Sylvania to continue to supply a large portion of its glass needs in the foreseeable future. Rauch imports ornament hangers, small glass and satin balls, assorted tree and off-the-tree decorations from Taiwan, Hong Kong, Mexico and Colombia. Total imports accounted for approximately 4.7% of 1994 net sales.

         Manufacturing

         Production of decorations is partially automated. Glass ornament blanks are processed on Rauch's automated equipment which mirror-surfaces (or "silvers") the inside of the ornaments, dips them in paint, bakes the paint or finish and cuts the tops. Each glass ornament is then capped. Unbreakable ornaments are molded from EPS into various shapes. Once molded and sanded, most unbreakable EPS ornaments are tightly wound with acetate thread on Rauch's automated equipment to give the ornament a "satin" look.

         At this stage, many plain glass ornaments and satin unbreakable ornaments are packaged and sold without further processing. Some, however, are decorated on Rauch's semi-automatic equipment with glitter, ink, PVC bands ("picture balls") or offset printing.

         Rauch manufactures its line of the stockings, tree skirts and Santa hats and suits by cutting non-woven and knitted pile fabric into the necessary patterns on cutting tables. This material is then sewn by automated sewing machines and further decorated.

         Prior to the fire at its Cramerton, North Carolina facility, the Company also manufactured garland and icicle products for sale to retailers. Equipment used in the production process for these lines was destroyed in the fire, and the Company has elected to date not to continue such lines.

         Production is continuous throughout the year, increasing substantially in the third and fourth quarters. Rauch's facilities and equipment are utilized twelve months a year, and certain departments operate on a three-shift basis at various times of the year. Rauch believes it has excess capacity in both plant facilities and equipment.

         New Product Lines

         Rauch did not introduce any new product lines in 1995 other than Rochard's porcelain glassware and china lines.

Seasonal Character of Business

         The seasonal nature of the Christmas industry significantly affects the timing of orders, manufacturing, shipping, collection of accounts receivable and management of Rauch's working capital.

         Although manufacturing continues throughout the year, there is normally an interval of nine to twelve months between planning, design and manufacturing and the time of shipping. This interval requires Rauch to carry large inventories. Booking of orders typically begins in February of each year and the majority of orders are usually booked by the end of July. Customers are invoiced and sales are recorded on Rauch's books when shipments are made. A substantial majority of shipments are concentrated in the latter half of each calendar year. For example, 1994 net sales by quarter were as follows:

       FIRST QUARTER     SECOND QUARTER      THIRD QUARTER    FOURTH QUARTER
         $233,138          $2,957,624         $23,191,623       $18,652,862

         Because of the pronounced seasonality of Rauch's sales, Rauch normally experiences an operating loss during the first two quarters of each fiscal year.

         Rauch's year-round operations require a continuous supply of working capital, but competition in the Christmas industry dictates the granting of extended invoice terms. Rauch's invoice payment terms generally are from six months to nine months after shipment. Most accounts receivable are collected during a two-month period from the beginning of each December through January of the following year. To accommodate the resulting irregular flow of cash receipts, Rauch has relied on short-term borrowings.

         Rauch's experience with collection of its accounts receivable has varied significantly in recent years (net write-offs (recoveries) for 1994, 1993, 1992, 1991 and 1990), were $341,740, 47,116, (13,890), $297,823, and
$387,874 respectively). Accounts receivable are partially insured as added protection against credit risks incurred because of extended invoice terms.

         Because of the seasonality of Rauch's business described above, the backlog of unfilled orders at December 31, 1995 is not material.

Employees

         At December 31, 1995, the Company employed approximately 750 full-time persons. At its facilities near Gastonia, North Carolina, the Company employs between 400 and 800 employees throughout the year. Prior to the fire at its Cramerton, North Carolina facility, the Company employed between 225 and 400 employees at that location throughout the year. Following the fire, all Cramerton employees were offered positions at the Company's Gastonia locations. The Company also employs between 60 and 150 employees at its El Paso, Texas facilities and between 10 and 20 employees at its West Warwick, Rhode Island facility. Peak employment occurs in late summer and fall when some departments operate three-shifts. Most production employees are compensated on piece rate and incentive pay scales. No labor unions represent employees of the Company, and the Company believes its relationship with its employees is good. It should be noted, however, that the Company has recently been the subject of efforts by UNITE (the "Union") to organize the Company's employees. A scheduled Union election was postponed because the Union filed unfair labor practice charges against the Company with the National Labor Relations Board. These charges relate to allegations of threats and promises by Company officials and the termination of certain employees. A trial relating to such charges is currently scheduled for April. The Company believes the charges are without merit and, unless there is an early resolution, intends to defend them vigorously.

Competition

         The Christmas decorations industry is highly competitive in terms of quality (including style and design), price and service (principally delivery). Foreign imports provide another source of competition, but the Company is unable to determine the volume of these imports with any degree of accuracy. The Company believes imports have heretofore been competitive only in the limited market for higher priced decorated Christmas tree ornaments, and not in the broad satin, glass, and aerosols market where the cost of freight, tariffs and duties has made it difficult for imports to compete with prices of domestic goods. Should foreign currencies be devalued, or should the exchange rates of foreign currencies against the dollar decline, the competitive advantage over foreign competition could be lost.

Property

         The Company owns 450,000 square feet of manufacturing, warehousing and office area in Gastonia, North Carolina. Of this space, 199,800 square feet are contained in modern, one-story brick and block buildings which are heated and air conditioned where appropriate, with full sprinkler coverage. A 300,000 gallon water tank is located on the property. In October 1994, the Company completed a new 200,000 square-foot warehouse facility located in Gastonia, North Carolina. Also, until October 1994, the Company owned and operated a 677,000 square foot facility in Cramerton, North Carolina used for storage and manufacturing.

         On October 19, 1994, a fire destroyed the Company's Cramerton facility along with the equipment and substantial finished goods inventory housed therein. The Company had insurance on the building, equipment and raw materials at replacement value (along with coverage for finished goods and business interruption), subject to coverage limits in any one policy year of approximately $63 million. The Company currently plans to rebuild the Cramerton facility at its original location.

         Since the Cramerton fire, the Company has rented a 240,000 square-foot warehouse in Charlotte, North Carolina. This warehouse, along with the new Gastonia warehouse completed by the Company in October 1994 provided sufficient capacity for the 1995 shipping season.

         The Company also leases 107,000 square feet of manufacturing, warehousing, and office area in El Paso, Texas and 10,000 square feet of manufacturing and office space in West Warwick, Rhode Island and owns a 125,000 square foot facility in El Paso, Texas.

         All manufacturing operations are currently conducted at the plants in Gastonia, and at the El Paso and West Warwick facilities. The Company owns all major equipment utilized in its business. The Company believes its facilities and equipment, as currently in operation, are well maintained, in good operating condition and adequate for its present level of operations.

Legal Proceedings

         As of December 10, 1995, there were no material legal proceedings against or involving the Company.

                              COMMON STOCK OWNED BY
              OFFICERS, DIRECTORS AND CERTAIN SHAREHOLDERS OF RAUCH

         The following table sets forth certain information as of January 15, 1996, with respect to Common Stock regarding: (i) each person who, to the best of Rauch's knowledge, is the beneficial owner of more than five percent (5%) of the Common Stock, and (ii) shares of Common Stock beneficially owned by each director and named executive officer of Rauch:


       NAME AND ADDRESS                            AMOUNT & NATURE OF
      OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP (1) (5)                    PERCENT
      -------------------                     ----------------------------                    -------
      Charles S. Meyer                                   10,000                                 (2)
      3 First National Plaza
      Chicago, IL  60602

      Dr. Stella Nkomo                                    -----                                ----
      6008 Bismark Place
      Charlotte, NC  28211

      Marc F. Rauch(4)                               414,000(3)                                11.2%
      P. O. Box 609
      Gastonia, NC  28053

      Marshall A. Rauch(4)                           437,757(3)                                11.8%
      P. O. Box 609
      Gastonia, NC  28053

      Peter D. Rauch(4)                              373,496(3)                                10.1%
      P. O. Box 609
      Gastonia, NC  28053

      Roger S. Silverstein                               11,500                                 (2)
      500 W. Overland Street
      El Paso, Texas  79901

      Ingrid Rauch Sturm (4)                         426,753(3)                                11.5%
      P. O. Box 609
      Gastonia, NC  28053

      Donald G. Walser                                28,333(6)                                 (2)
      P. O. Box 609
      Gastonia, NC  28053

      Charles E. Ziegler, Sr.                             2,745                                 (2)
      P. O. Box 1398
      Gastonia, NC  28053

      Directors & Officers                         1,718,553(3)                                46.5%
      as a Group (12 persons)





                                                        44




      T. Rowe Price Associates, Inc. (7)                219,253                                5.9%
      100 East Pratt Street
      Baltimore, MD  21202

      Harris Associates Investment Trust (8)            225,525                                6.1%
      Series Designated The Oakmark Fund
      Two North LaSalle Street, #500
      Chicago, IL  60602

      Quest Advisory Corp. (9)                          221,350                                6.0%
      Quest Management Company
      Charles M. Royce
      1414 Avenue of the Americas
      New York, NY  10019

      Stephanie Rauch (4)                               448,641                                12.1%
      P.O. Box 609
      Gastonia, N.C.  28053

(1) The nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
(2)      Less than 1% of the total outstanding Common Stock.
(3)      Includes shares held in Rauch's ESOP plan.
(4) Marshall A. Rauch is the father of Marc F. Rauch, Peter D. Rauch, Ingrid Rauch Sturm and Stephanie Rauch.
(5)      Includes  options to purchase 7,750,  105,250,  7,750,  11,500,  7,750,
         7,750 and 155,500 shares of Common Stock that have been granted pursuant to the Company's 1989 Stock Option Plan to Marc F. Rauch, Marshall A. Rauch, Peter D. Rauch, Roger S. Silverstein, Ingrid Rauch Sturm, Donald G. Walser and all directors and officers as a group respectively, whether or not currently exercisable.
(6) Excludes stock appreciation rights granted with respect to 22,500 shares of Common Stock
(7) According to a Schedule 13-G filed with the Company on or about February 16, 1995, these securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 219,253 shares, representing 5.9% of shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or vote the securities. Although for purposes of the reporting requirements of the Exchange Act, and regulations thereunder, Price Associates is deemed to be a beneficial owner of such securities, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(8) According to a Schedule 13-G filed with the Company on or about February 14, 1994, Harris Associates Investment Trust, Series Designated The Oakmont Fund, ("Harris Associates"), holds shares of the Company's Common Stock as indicated above. A Schedule 13-G was not filed by Harris Associates for the 1994 calendar year.
(9) According to a joint Schedule 13-G filed with the Company on or about January 30, 1995, Quest Advisory Corp. ("Quest") and Quest Management Company ("QMC") hold shares of the Company's Common Stock as indicated above. Mr. Charles M. Royce, who is also a party to such Schedule 13-G filing, may be deemed to be a controlling person of Quest and QMC and, as such, may be deemed to beneficially own the shares of Common Stock beneficially owned by Quest and QMC. Mr. Royce does not own any shares of Common Stock outside of Quest and QMC and disclaims beneficial ownership of the shares held by Quest and QMC.

    The transactions contemplated by the Merger Agreement and described in this Proxy Statement will, when and if consummated, result in a change of control of Rauch. See "Effects of the Merger," and "The Merger Agreement."

                      DIRECTORS AND OFFICERS OF THE COMPANY
                          AND THE SURVIVING CORPORATION

     The present executive officers and directors of the Company and the proposed directors of the Surviving Corporation (i.e. Rauch) are listed on Exhibit D. The present executive officers of the Company will continue as executive officers of the Surviving Corporation.

                     INFORMATION CONCERNING SYRATECH AND SYR

     Syratech was incorporated under the laws of the State of Delaware on April 1, 1986. Its common stock is traded on the New York Stock Exchange. Syratech designs, manufactures, imports and distributes a wide variety of tabletop and giftware products, including sterling silver, silverplated and stainless steel flatware; sterling silver, silverplated and brass holloware as well as seasonal merchandise. Flatware consists of knives, forks, spoons, serving pieces and similar utensils. The holloware and giftware items sold by Syratech include trays, casseroles, coffee and tea services, goblets, pitchers, candlesticks and candelabra, picture frames, cosmetic accessories, vanity pieces, Christmas and other seasonal merchandise. Syratech sells its tabletop and giftware products under numerous tradenames, including such well established names as WALLACE SILVERSMITH(R), INTERNATIONAL(R), TOWLE(R), TUTTLE(R), 1847 ROGERS BROS.(R), WM. ROGERS & SON(R), LEONARD(R), SUPREME CUTLERY(R), WESTMORELAND(R), MELANNCO(R), and INTERNATIONAL CHRISTMAS(R). Syratech sells a diverse range of products through similar channels of distribution, including exclusive retail specialty stores, jewelry stores, department stores, home centers, catalogue showrooms, mass merchants, and warehouse clubs. Syratech also sells to premium and incentive markets, drug stores, supermarket chains and mail order companies.

     SYR was incorporated under the laws of the State of North Carolina on November 3, 1995 for the sole purpose of entering into the Merger Agreement and merging into the Company. It has not transacted any other business. It is an indirect wholly-owned subsidiary of Syratech.

     The executive office of both Syratech and SYR is located at 175 McClellan Highway, East Boston, MA 02128-9114; telephone (617) 561-2200.

                                  OTHER MATTERS

     Management does not intend to present any other matters at the meeting and is not aware that other matters will be presented by any other person. If other matters should come before the meeting, action will be taken with respect thereto in accordance with the best judgment of the proxy holders, and discretionary authority to do so is included in the proxy.

                     PROPOSALS BY SECURITY HOLDERS INTENDED
           TO BE PRESENTED AT THE 1996 ANNUAL MEETING OF SHAREHOLDERS

     December 4, 1995 was the date by which proper proposals of eligible security holders intended to be presented at the 1996 annual meeting of shareholders were required to be received by the Company at its executive offices for inclusion in the Company's proxy statement and form of proxy relating to such meeting. If the Plan of Merger is not approved or the Merger Agreement is otherwise terminated or abandoned, the 1996 annual meeting of shareholders may be postponed in which event a new date for submission of such proposals will be set and announced.


                             ADDITIONAL INFORMATION

     Rauch is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other documents and information with the SEC. Rauch's officers, directors and principal shareholders are also presently subject to filing requirements, as well as certain trading restrictions, imposed under the Exchange Act. Such reports, proxy statements and other documents and information are available for inspection and copying at the reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates from the SEC Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.




                                                            Marshall A. Rauch
                                                            Chairman

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                 PAGE

         Consolidated Statements of Operations for                                                F-1
         the Three Years Ended December 31, 1994

         Consolidated Balance Sheets at                                                           F-2
         December 31, 1994 and 1993

         Consolidated Statements of Shareholders'                                                 F-4
         Equity for the Three Years Ended
         December 31, 1994

         Consolidated Statements of Cash Flows                                                    F-5
         for the Three Years Ended
         December 31, 1994

         Notes to Audited Consolidated Financial Statements                                       F-6

         Statement of Management Responsibility                                                  F-13

         Report of Independent Public Accountants                                                F-14

         Consolidated  Statements  of Income  for the Three  F-15  Months  Ended
         September 30, 1995 and 1994 and for the Nine Months Ended September 30,
         1995 and 1994 (unaudited)

         Consolidated Balance Sheets at September 30, 1995 (unaudited)                           F-16
         and December 31, 1994

         Consolidated  Statements  of Cash Flows for the F-18 Three Months Ended
         September 30, 1995 and 1994 and for the Nine Months Ended September 30,
         1995 and 1994 (unaudited)

         Notes to Unaudited Consolidated Financial Statements                                    F-19


                           CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992



                                                              1994                     1993                        1992
                                                              ----                     ----                        ----


Net Sales                                                     $45,035,247           $44,693,521                $40,704,059
                                                              -----------           -----------                -----------

Cost of sales                                                  35,749,187            32,547,864                 29,288,999
Selling, general and administrative expenses                    8,788,100             7,719,675                  6,754,338
                                                              -----------           -----------                -----------
                                                               44,537,287            40,267,539                 36,043,337

     Operating income                                             497,960             4,425,982                  4,660,722
Interest expense                                                 (787,821)             (309,331)                  (354,998)
Other income (including interest)                                  77,596               724,702                    111,687
                                                              -----------           -----------                 ----------

     Income (loss) before income taxes                          (212,265)             4,841,353                  4,417,411
                                                              -----------           -----------                 ----------

Provision (benefit) for income taxes:
     Current                                                       16,500             1,722,000                  1,680,000
     Deferred                                                   (178,000)               (7,000)                  (109,000)
                                                               ----------         -------------               ------------
                                                                (161,500)             1,715,000                  1,571,000
                                                               ----------           -----------                -----------

Net income (loss) before
     cumulative effect of accounting change                      (50,765)             3,126,353                  2,846,411

Cumulative effect of accounting change                           ---                     64,310                     ---
                                                            -------------         -------------             -----------

Net income (loss)                                            $   (50,765)          $  3,190,663               $  2,846,411
                                                             ============          ============               ============

Net income (loss) before cumulative effect of
     of accounting change                                   $       (.01)           $       .84                 $      .77

Cumulative effect of accounting change                          _________                   .02                 __________
                                                                                 --------------

Net income (loss) per common share                         $        (.01)        $          .86             $          .77
                                                           ==============        ==============             ==============


The accompanying notes are an integral part of the financial statements.

                                            CONSOLIDATED BALANCE SHEETS
                                         AS OF DECEMBER 31, 1994 AND 1993

                                                      ASSETS


                                                                             1994                       1993
                                                                             ----                       ----
Current assets:
   Cash and cash equivalents                                              $ 1,695,120               $10,034,577
   Accounts receivable (net of allowance for uncollectible
      accounts of $235,000 and $205,000)                                   20,167,583                15,272,655
   Recoverable from insurance carrier (Note 2)                              3,552,095
   Inventories                                                             10,104,166                12,229,825
   Deferred income taxes                                                      474,000                   268,000
   Prepaid taxes and other                                                    788,374                   182,868
                                                                         ------------              ------------

   Total current assets                                                    36,781,338                37,987,925
                                                                          -----------               -----------

Property and equipment, at cost:
   Land and improvements                                                      309,939                   310,366
   Buildings                                                                4,309,644                 3,292,949
   Machinery and equipment                                                  7,861,461                 8,048,148
   Construction in progress                                                   469,383                   592,185
                                                                          -----------              ------------
                                                                           12,950,427                12,243,648
   Less accumulated depreciation                                            7,314,260                 8,451,072
                                                                          -----------              ------------
                                                                            5,636,167                 3,792,576

Other assets                                                                  326,822                   374,799
                                                                          ------------             ------------

   Total assets                                                           $42,744,327               $42,155,300

                                                                          ===========              ===========


The accompanying notes are an integral part of the financial statements.

                                                CONSOLIDATED BALANCE SHEETS
                                             AS OF DECEMBER 31, 1994 AND 1993

                                           LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                                      1994                      1993
                                                                                      ----                      ----

Current liabilities:
   Current portion of long-term debt                                               $   661,820            $   400,000
   Notes payable, bank                                                               9,405,000             10,500,000
   Accounts payable, trade                                                           1,344,626              1,490,536
   Accrued liabilities                                                                 834,477              1,023,872
   Accrued income taxes                                                                                       754,454
                                                                                ---------------           ------------

Total current liabilities                                                           12,245,923             14,168,862
                                                                                  ------------            -----------

Long-term debt                                                                       4,375,000              1,556,820
                                                                                  ------------           ------------

Deferred income taxes                                                                  187,000                159,000
                                                                                 -------------           ------------

Shareholders' equity:

     Common stock, $1.00 par value; authorized,
       10,000,000 shares; issued 3,754,423 shares                                    3,754,490               3,754,490
       Additional paid-in capital                                                    3,151,572               3,151,572
       Retained earnings                                                            19,146,377              19,480,591
                                                                                  ------------             ------------
                                                                                    26,052,439              26,386,653
   Less treasury common stock at cost, 58,860 shares                                   116,035                 116,035
                                                                                  ------------           -------------
   Total shareholders' equity                                                       25,936,404              26,270,618
                                                                                   -----------            ------------
   Total liabilities and shareholders' equity                                      $42,744,327             $42,155,300
                                                                                   ===========             ===========

The accompanying notes are an integral part of the financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992



                                                               Additional
                                       Preferred      Common    Paid In     Retained        Treasury
                                          Stock        Stock     Capital     Earnings        Stock           Total

Balances, January 1, 1992               $188,800   $3,754,490  $3,151,572   $13,806,643   $(285,955)    $20,615,550
Net income for the year                                                       2,846,411                   2,846,411
Dividends paid ($.06 per share)           ______     ________    ________     (147,825)      _______      (147,825)
                                                                            -----------                 -----------
Balances, December 31, 1992              188,800    3,754,490   3,151,572    16,505,229    (285,955)     23,314,136
Net income for the year                                                       3,190,663                   3,190,663
Dividends paid ($.09 per share)                                               (234,181)                   (234,181)
Retirement of preferred
     treasury stock                      188,800     ________    ________        18,880      169,920      _________
                                         -------                            -----------    ---------
Balances, December 31, 1993                         3,754,490   3,151,572    19,480,591    (116,035)     26,270,618
Net loss for the year                                                          (50,765)                    (50,765)
Dividends paid ($.08 per share)           ______     ________    ________     (283,449)     ________      (283,449)
                                                                            -----------                 -----------
Balances, December 31, 1994           $    --      $3,754,490  $3,151,572   $19,146,377   $(116,035)    $25,936,404
                                       =========    =========   =========    ==========    =========     ==========


The accompanying notes are an integral part of the financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                          1994            1993            1992
                                                                          ----            ----            ----

Cash flows from operating activities:
     Net income (loss)                                               $     (50,765)      $3,190,663      $2,846,411
     Adjustments to reconcile net income (loss) to
       net cash provided by (used in) operating activities:
         Depreciation                                                       519,866         482,081         697,291
         Gain on sale of equipment                                                                          (5,790)
         Cumulative effect of accounting change                                            (64,310)
         Deferred income taxes                                            (178,000)         (7,000)       (109,000)
         Recoverable from insurance carrier                             (2,425,934)
         Changes in operating assets and liabilities:
              Accounts receivable                                       (4,894,928)     (3,668,115)         320,618
              Inventories                                                 2,125,659         441,614     (3,772,678)
              Prepaid expenses                                            (605,506)         148,859        (51,960)
              Accounts payable                                            (145,910)          30,020         518,280
              Accrued liabilities                                         (189,395)         214,729       (347,140)
              Accrued income taxes                                        (754,454)         147,846        (80,660)
              Other assets                                                   47,977       (258,447)        (85,368)
                                                                        -----------       ---------    ------------
         Net cash provided by (used in) operating activities            (6,551,390)        657,940         (69,996)
                                                                        -----------      ---------      ------------
Cash flows from investing activities:
     Proceeds from sale of equipment                                                                         35,150
     Purchase of property and equipment                                 (3,489,618)       (636,634)       (265,643)
     Acquisition of new business, net of cash acquired                                  (1,226,508)
     Loans to affiliate                                                                 (4,616,994)
     Repayment of loans by affiliate                                      _________       3,226,870      __________
                                                                                        -----------
         Net cash used in investing activities                          (3,489,618)     (3,253,266)       (230,493)
                                                                        -----------     -----------   -------------
Cash flows from financing activities:
     Dividends paid                                                       (283,449)       (234,181)       (147,825)
     Payments on long-term debt                                           (480,000)       (400,000)       (465,000)
     Proceeds from long-term debt                                         3,560,000
     Repayments of notes payable                                       (39,940,000)    (28,339,000)    (22,434,000)
     Proceeds from notes payable                                         38,845,000      33,708,000      23,978,000
                                                                         ----------    ------------      ----------
         Net cash provided by financing activities                        1,701,551       4,734,819         931,175
                                                                        -----------    ------------     -----------
Net increase (decrease) in cash and cash equivalents                    (8,339,457)       2,139,493         630,686
Cash and cash equivalents at beginning of year                           10,034,577       7,895,084       7,264,398
                                                                         ----------    ------------       ---------
Cash and cash equivalents at end of year                                 $1,695,120     $10,034,577      $7,895,084
                                                                         ==========     ===========      ==========

The accompanying notes are an integral part of the financial statements.

                          NOTES TO FINANCIAL STATEMENTS


         Basis of Presentation - The consolidated financial statements include the accounts of Rauch Industries, Inc. and its subsidiaries, Northstar Corporation and RI Acquisition, Inc. In consolidation, all significant intercompany balances are eliminated.

         I.       Accounting Policies

         Income Recognition - Sales are invoiced and income is recognized in the financial statements when merchandise is shipped.

         Inventories - Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method.

         Property, Equipment and Depreciation - Property and equipment are carried at cost. Depreciation is computed primarily using the straight-line method. The estimated useful lives of the respective assets used in computing depreciation are as follows:
                  Buildings                           15-40 years
                  Machinery and equipment              3-10 years

         Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized.

         Statements of Cash Flows - Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less.

         Cash paid during the year for interest (net of capitalized interest of $50,000 in 1994) and income taxes was as follows:
                                          1994           1993              1992
                                          ----           ----              ----
                  Interest             $830,000       $  402,000      $  374,000
                  Income taxes         $770,000       $1,652,000      $1,760,000

         Concentration of Credit Risk and Financial Instruments - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. At December 31, 1994, substantially all cash and cash equivalents were maintained by a single major financial institution. The Company markets its products primarily to customers in the retail sector. The Company closely monitors the creditworthiness of its customers and generally requires no collateral from its customers. Insurance is maintained to reduce overall credit risk. The Company's ability to collect outstanding trade receivables is dependent upon the retail economic environment. The Company does not believe that it is dependent on any single customer. Sales to two customers accounted for approximately 32% of sales in 1994, 27% of sales in 1993, and 26% of sales in 1992. Accounts receivable from two customers accounted for approximately 56%, 35% and 33% of total accounts receivable at December 31, 1994, 1993 and 1992, respectively.

         Income Taxes - The Company records income taxes under Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in either the financial statements or tax returns, but not both. Deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

         Earnings Per Common Share - Earnings per common share is based on the weighted average number of shares outstanding each year (3,695,563 in 1994, 1993 and 1992).

         II.      Recoverable from Insurance Carrier

         On October 19, 1994, a fire destroyed the Company's 677,000 square-foot facility located in Cramerton, North Carolina. The building warehoused a substantial portion of the Company's finished goods inventory for the 1994 Christmas season in anticipation of shipment to customers. The building was also used to manufacture garland and non-woven fabric. The Company had insurance on the building, equipment and raw materials at replacement value. The finished goods inventory was insured at net selling price. In addition, the Company also carried business interruption insurance. The Company's insurance coverage limits total recovery in one policy year to an amount not to exceed approximately $60,000,000.

         During December 1994, the Company received a $10,000,000 advance on the settlement. As of December 31, 1994, the Company has an amount recoverable from the insurance carrier totaling $3,552,095. This amount represents the net book value of the property destroyed and business interruption costs incurred less the advance received on the settlement. The final resolution of the insurance claim is dependent upon future events, the outcome of which are not fully determinable at the present time. Accordingly, no additional amount due from the insurance carrier has been recorded as of December 31, 1994.

         III.     Inventories

         Inventories are summarized as follows at December 31, 1994 and 1993:

                                                       1994           1993
                                                       ----           ----
 Inventories at first-in, first-out (FIFO) cost  $                $
   Raw Materials                                     5,224,846       6,099,938
   Work-in-process                                   2,032,965         813,538
   Finished goods                                    3,150,433       5,433,970
                                                  ------------    ------------
                                                    10,408,244      12,347,446

   Less, reduction from FIFO to LIFO cost              304,078         117,621
                                                  ------------     ------------
                                                   $10,104,166     $12,229,825

         The Company is dependent on a single supplier of raw material glass.

         IV.      Accrued Liabilities

         Accrued liabilities are summarized as follows at December 31, 1994 and 1993:

                                                      1994               1993
                                                      ----               ----
                  Salaries and wages                $342,541          $  357,123
                  Profit sharing and ESOP                                160,000
                  Other                               491,936            506,749
                                                    ---------        -----------
                                                    $834,477          $1,023,872
                                                    ========          ==========

         V.       Long-Term Debt and Notes Payable

         A summary of long-term debt at December 31, 1994 and 1993 follows:

                                                                       1994               1993
                                                                       ----               ----

 Term note payable under bank loan agreement,  due in quarterly installments  of  $125,000,  plus a final  payment in 1999, with interest approx-
    imately at the bank's certificate of deposit rate               $4,875,000          $1,575,000
 Industrial revenue bond, due in quarterly
    installments of $55,000 to 1995 with interest at
    75% of the prime rate                                              161,820             381,820
                                                                   -----------         -----------
                                                                     5,036,820           1,956,820
 Less amounts due within one year                                      661,820             400,000
                                                                   -----------         -----------
                                                                    $4,375,000          $1,556,820
                                                                    ==========          ==========

         The Company has a bank loan agreement allowing long-term borrowings up to $5.0 million and short-term borrowings up to $36 million. Short-term borrowings bear interest at approximately the bank's certificate of deposit rate. Maximum short-term borrowings outstanding at any time during the year was $30.8 million in 1994, $22.4 million in 1993, and $13.0 million in 1992. Daily average borrowings were $10.6 million in 1994, $7.0 million in 1993, and $4.3 million in 1992 at daily weighted average interest rates of 5.8%, 4.0% and 4.3% respectively. The bank's certificate of deposit rate and prime rate was 6.4% and 8.5%, respectively at December 31, 1994.

         The bank loan agreement limits the declaration and payment of dividends to net income of the preceding year and contains various covenants, the most restrictive being a limitation on leasing activities.

         Future maturities of long-term debt are $661,820 in 1995, $500,000 in 1996, 1997, and 1998, $2,875,000 in 1999.

         VI.      Employee Benefit Plans

         The Company maintains a 401(k) profit-sharing plan covering substantially all employees with more than one year of continuous service. Qualified employees may contribute up to 15% of their eligible compensation to the plan. The Company matches 50% of this contribution up to $520 per employee, with the balance of the contribution matched at 25%. In addition, discretionary contributions may be made by the Company. Company contributions were approximately $57,000 for 1994, $165,000 for 1993, and $157,000 for 1992.

         The Company has an Employee Stock Ownership Plan covering substantially all employees with more than one year of continuous service. No contributions were made to the Plan in 1994. Contributions to the plan were $50,000 for 1993 and 1992.

         VII.     Income Taxes

         The provision for income taxes consists of the following:

                                   1994             1993               1992
                                   ----             ----               ----
         Current:
                  Federal         $ 15,000       $1,536,000        $1,474,000
                  State              1,500          186,000           206,000
                                   -------        ---------         ---------
                                    16,500        1,722,000         1,680,000
                                   -------        ---------         ---------

         Deferred:
                  Federal        (179,000)         (17,000)          (97,000)
                  State              1,000           10,000          (12,000)
                               -----------      -----------       -----------
                                 (178,000)          (7,000)         (109,000)
                               -----------     ------------        ----------
                                $(161,500)       $1,715,000        $1,571,000
                                ==========       ==========        ==========

         The following schedule summarizes the principle differences between income taxes at the federal statutory rate and that reflected in the financial statements:

   Statutory federal tax rate                        (34.0)%   (34.0)%   (34.0)%
   State income taxes, net of federal tax benefit      0.5    (2.5)      (2.9)
   Targeted jobs credit                               (5.4)       --        --
   Contributions                                     (34.1)       --        --
   Tax exempt interest                                (4.5)       --        --
   Other                                               1.4        0.6      1.3
                                                      ----       ----     ----
                                                     (76.1)%   (35.9)%   (35.6)%
                                                     ======    ======    ======

         The following is a summary of deferred tax assets and liabilities at December 31, 1994 and 1993:

         Deferred tax assets
                  Accounts receivable                 $ 90,000          $75,000
                  Inventory                            149,000          137,000
                  Contribution carryover               183,000               --
                  Accrued expenses                      52,000           56,000
                                                      --------         --------
                                                       474,000          268,000
         Deferred tax liabilities:  depreciation       187,000          159,000
                                                      --------         --------
         Net deferred income taxes                    $287,000         $109,000
                                                      ========         ========

         VIII.             Acquisitions

         On December 31, 1993, the Company completed the purchase of substantially all the net assets of Holiday Products, Inc. ("Holiday"), a privately held manufacturer of Christmas related products. The purchase price consisted of approximately $1.2 million in cash, assumption of liabilities totalling $0.5 million, and the forgiveness of debt owed from Holiday to the Company in the amount of approximately $1.5 million. The acquisition has been accounted for as a purchase, and the acquired net assets of Holiday are included in the Company's balance sheet at December 31, 1993. The purchase price has been allocated to the assets and liabilities of Holiday based on their estimated respective fair values.

         During 1993, the Company contributed to Holiday's sales by making its sales force available to sell its products and providing Holiday with showroom space. It also checked the credit of customers for Holiday. For these services, Holiday paid the Company a fee of $658,000 which is included in other income in 1993. The Company also provided financing for Holiday for which the Company recognized approximately $92,000 of interest income.

         As part of the acquisition, the Company signed a non-compete agreement with the former president of Holiday.

         The following summary, prepared on a pro forma basis, combines the consolidated results of operation as if Holiday had been acquired as of the beginning of the periods presented:

                                                       1993
                                                   (Unaudited)
                  Sales                             $51,324,000
                  Net income                          3,191,000
                  Net income per share                      .86

         During 1994, the Company entered into a letter of intent to acquire F.C. Young & Company, Inc., a privately held manufacturer of tinsel and garland for $4,000,000. The letter of intent is subject to the resolution of certain matters.

         IX.      Stock Options

         The shareholders approved a stock option plan which reserved 202,500 shares of common stock for grant to key personnel. Under the plan, the option price may not be less than the fair market value of the stock at the time the options are granted. The period during which options are exercisable is fixed by the Board of Directors at the time of grant, but is not to exceed ten years plus one month. During 1994, options for 137,000 shares were granted under the plan. As of December 31, 1994, options for 174,500 shares had been granted, none of which were exercised. Of the options outstanding as of December 31, 1994, 17,625 shares are exercisable at $7.67 per share and 6,800 shares are exercisable at $9.50 per share.

         X.       Supplementary Income Statement Information

         The statements of income include maintenance and repairs charged to costs and expenses of $811,000 in 1994, $832,000 in 1993, and $743,700 in 1992.
Costs incurred for product research and development were $334,700 in 1994, $302,400 in 1993, and $301,600 in 1992.

         XI.      Unaudited Quarterly Financial Data

         Quarterly results of operations are as follows:


                                                                              Quarter in 1994
                                                         First          Second           Third          Fourth

Net sales                                             $    233,138      $2,957,624     $23,191,623     $18,652,862
Cost of sales                                            (165,596)     (2,262,257)     (17,176,749)    (16,144,585)
Selling, general and administrative expenses           (1,278,820)     (1,256,744)      (2,732,707)     (3,519,829)
                                                       -----------     -----------      -----------    -----------
Operating income (loss)                                (1,211,278)       (561,377)       3,282,167      (1,011,552)
Other income (expense)                                     442,972         166,502     (1,323,236)          165,037
                                                       -----------     -----------     -----------        ---------
Net income (loss)                                     $  (768,306)    $  (394,875)    $  1,958,931     $  (846,515)
                                                      ============    = ==========    ============     ============
Net income (loss) per common share                  $        (.21)  $        (.10)  $          .53   $        (.23)
                                                    ==============  ==============  ==============   ==============
Weighted average number of common
        shares outstanding                               3,695,563       3,695,563       3,695,563        3,695,563
                                                      ============     ===========     ===========      ===========


                                                                              Quarter in 1993
                                                         First          Second           Third          Fourth
Net sales                                            $     95,005      $2,548,539      $21,673,962      $20,376,015
Cost of sales                                             (26,640)     (1,875,654)     (15,484,723)     (15,160,847)
Selling, general and administrative expenses           (1,058,703)     (1,148,734)      (2,779,177)      (2,733,061)
                                                       -----------     -----------      -----------     -----------
Operating income (loss)                                  (990,338)       (475,849)       3,410,062        2,482,107
Other income (expense)                                     356,980         171,419     (1,142,189)        (685,839)
                                                       -----------     -----------     -----------      -----------
Net income (loss) before cumulative effect
        of accounting change                             (633,358)       (304,430)       2,267,873        1,796,268
Cumulative effect of accounting change                      64,310
                                                       -----------       ---------       ---------        ---------



                                                      F - 11




Net income (loss)                                     $  (569,048)    $  (304,430)    $  2,267,873     $  1,796,268
                                                       ===========      ==========     ===========      ===========
Per common share:
Net income (loss) before cumulative effect
        of accounting change                        $        (.17)  $        (.08)  $          .61     $        .48
Cumulative effect of accounting change                         .02
                                                     -------------        --------        --------         --------
Net income (loss) per share                         $        (.15)   $       (.08)   $         .61     $        .48
                                                     =============    ============    ============      ===========
Weighted average number of common
        shares outstanding                               3,695,630       3,695,630       3,695,630        3,695,630
                                                         =========       =========       =========        =========

                     Statement of Management Responsibility

         Management is primarily responsible for the preparation, accuracy and integrity of the financial information presented in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and, of necessity, include amounts that are based on management's best estimates and judgments.

         The Company maintains a system of internal accounting control designed to provide reasonable assurance of the reliability of financial records and the safeguard of assets. The controls are based on established policies and procedures, are implemented by qualified people and are monitored by a financial review program and internal and independent audits.

         The independent accountants were engaged to perform an audit of the consolidated financial statements which provides an objective review of management's responsibility to report operating results and financial position. They review and make tests as appropriate of the data included in the financial statements and this report.

         The Board of Directors, through its Audit Committee, is responsible for an oversight role with respect to the Company's financial statements and internal controls. The Audit Committee meets periodically with management and independent accountants to discuss auditing, accounting and financial matters. The independent accountants and internal auditors have direct access to the Audit Committee to discuss the scope and results of their work as well as any other matters concerning internal accounting controls and financial reporting.

                  Marshall A. Rauch                Donald G. Walser
                  Chairman of the Board            Executive Vice President-
                                                   Finance and Administration

                        REPORT OF INDEPENDENT ACCOUNTANTS










Shareholders and Board of Directors
Rauch Industries, Inc.
Gastonia, North Carolina


         We have audited the accompanying balance sheets of Rauch Industries, Inc. as of December 31, 1994 and 1993, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rauch Industries, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



                                                     COOPERS & LYBRAND L.L.P.
                                                     Charlotte, North Carolina
                                                     March 2, 1995

                             RAUCH INDUSTRIES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                       Three Months Ended                 Nine Months Ended
                                                          September  30,                      September 30,

                                                     1995              1994             1995             1994


Net Sales                                         $ 25,946,994      $ 23,191,623     $ 32,840,034     $ 26,382,385
Cost of sales                                       20,121,648        17,176,749       25,104,916       19,604,602
Selling, general and administrative                  3,454,626         2,732,707        6,965,286        5,268,271
                                                 -------------      ------------     ------------    -------------
   Income from operations                            2,370,720         3,282,167          769,832        1,509,512
                                                 -------------      ------------     ------------    -------------
Interest expense                                     (415,848)         (232,627)        (785,473)        (334,481)
Other income                                            47,522            10,844          107,163           58,568
Gain from insurance settlement                       4,358,993            -0-           6,274,730           -0-
                                                 -------------    --------------     ------------  ------------
                                                     3,990,667         (221,783)        5,596,420        (275,913)
                                                 -------------     -------------     ------------    -------------
   Income before provision for
     income tax                                      6,361,387         3,060,384        6,366,252        1,233,599
   Provision for income tax                          2,280,356         1,101,453        2,282,057          437,849
                                                 -------------      ------------     ------------     ------------

   Net income                                     $  4,081,031      $  1,958,931     $  4,084,195     $    795,750
                                                  ============      ============     ============     ============

   Per common share:

     Net income                                 $         1.10     $        0.53   $         1.11    $        0.22
                                                ==============     =============   ==============    =============

   Weighted average number of shares
     outstanding                                     3,695,563         3,695,563        3,695,563        3,695,563
                                                  ============       ===========     ============      ===========


                                              RAUCH INDUSTRIES, INC.

                                            CONSOLIDATED BALANCE SHEETS

                                                      ASSETS


                                                               September 30,    September 30,
                                                                   1995             1994          December 31,
                                                                (unaudited)      (unaudited)          1994

Current assets:
   Cash and cash equivalents                                 $       -0-       $      -0-         $  1,695,120
   Accounts receivable                                           27,957,328        24,308,358       20,167,583
   Recoverable from insurance carrier                             5,395,894           -0-            3,552,095
   Inventories at LIFO                                           27,963,191        27,562,733       10,104,166
   Prepaid expenses                                                 403,587           600,971          355,943
   Deferred income taxes                                            474,000           268,000          474,000
   Refundable income taxes                                         -0-               -0-               432,431
                                                             --------------    --------------      -----------
     Total current assets                                        62,194,000        52,740,062       36,781,338
                                                                -----------       -----------      -----------

Property and equipment, at cost                                  15,153,285        15,113,467       12,950,427
   Less:  accumulated depreciation                                7,699,770         8,844,320        7,314,260
                                                                -----------       -----------      -----------
                                                                  7,453,515         6,269,147        5,636,167
                                                                -----------       -----------      -----------
Other assets                                                        385,951           128,382          326,822

Excess of cost over net assets of companies acquired              3,195,833           -0-             -0-
                                                                -----------       -----------      -----------
     Total assets                                               $73,229,299       $59,137,591      $42,744,327
                                                                ===========       ===========      ===========

                                              RAUCH INDUSTRIES, INC.

                                            CONSOLIDATED BALANCE SHEETS

                                       LIABILITIES AND STOCKHOLDERS' EQUITY



                                                               September 30,    September 30,
                                                                   1995             1994          December 31,
                                                                (unaudited)      (unaudited)          1994

Current liabilities:
   Cash overdraft                                                $1,559,641        $1,494,692     $    -0-
   Current portion of long-term debt                              1,200,000           716,820          661,820
   Notes payable-bank                                            19,437,000        19,492,000        9,405,000
   Accounts payable-trade                                         5,166,534         4,122,282        1,344,626
   Accrued liabilities                                            2,097,015         1,327,416          834,477
   Accrued income taxes                                             657,245           468,549         -0-
                                                                -----------       -----------    --------
     Total current liabilities                                   30,117,435        27,621,759       12,245,923
                                                                 ----------        ----------       ----------
   Long-term debt                                                11,600,000         4,500,000        4,375,000
                                                                 ----------       -----------      -----------
   Deferred income taxes                                          1,713,000           159,000          187,000
                                                                -----------       -----------      -----------

Shareholders' equity:
     Common stock                                                 3,754,490         3,754,490        3,754,490
     Additional paid-in capital                                   3,151,572         3,151,572        3,151,572
     Retained earnings                                           23,008,837        20,066,805       19,146,377
     Treasury stock                                               (116,035)         (116,035)        (116,035)
                                                               ------------      ------------     ------------
                                                                 29,798,864        26,856,832       25,936,404
                                                                 ----------        ----------       ----------

       Total liabilities and shareholders' equity               $73,229,299       $59,137,591      $42,744,327
                                                                ===========       ===========      ===========


                                              RAUCH INDUSTRIES, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    (Unaudited)


                                                                   Nine Months Ended         Nine Months Ended
                                                                  September 30, 1995        September 30, 1994

Cash flows from operating activities:
   Net income                                                        $  4,084,195               $    795,750
   Adjustments to reconcile net income to net cash
     used in operating activities:
     Depreciation                                                         379,201                    393,248
     Amortization                                                          74,415                     -0-
     Loss on sale of equipment                                             18,812                     -0-
     Deferred income taxes                                              1,526,000                     -0-
     Recoverable from insurance carrier                               (1,843,799)                     -0-

     Changes in operating assets and liabilities                     (18,913,251)               (22,137,329)

     (Increase) decrease in other assets                                 (56,824)                    246,417

     Net cash used in operating activities                           (14,731,251)               (20,701,914)
                                                                     ------------               ------------

Cash flows from investing activities:
   Purchase of property and equipment                                 (2,223,194)                (2,869,819)
   Proceeds from sale of equipment                                         28,500                     -0-
   Acquisition of new business                                        (4,000,000)                     -0-
                                                                       ----------                 ----------
     Net cash used in investing activities                            (6,194,694)                (2,869,819)
                                                                     ------------               ------------

Cash flows from financing activities
   Payment of dividends                                                 (221,735)                  (209,536)
   Increase in cash overdraft                                           1,657,380                  1,494,692
   Payments on long-term debt                                           (411,820)                  (300,000)
   Repayments of notes payable                                       (16,599,000)               (19,748,000)
   Proceeds from notes payable                                         34,806,000                 32,300,000
                                                                       ----------                 ----------
     Net cash provided by financing activities                         19,230,825                 13,537,156
                                                                      -----------                -----------

Net decrease in cash and cash equivalents                             (1,695,120)               (10,034,577)
Cash and cash equivalents beginning of the period                       1,695,120                 10,034,577
                                                                       ----------                 ----------
Cash and cash equivalents end of the period                         $     -0-                  $      -0-
                                                                    =============              ==========


                             RAUCH INDUSTRIES, INC.

              Notes to Unaudited Consolidated Financial Statements



NOTE A - Basis of Presentation

The accompanying financial statements have been prepared in accordance with the instructions to Form 10-Q. Although they are unaudited, Rauch believes that all adjustments necessary for a fair presentation of the results of operations have been made.

NOTE B - Seasonal Nature of Business

Rauch's business is seasonal in nature. Therefore, the results of the operations for interim periods are not necessarily indicative of the results for the fiscal year taken as a whole.

                                                                      EXHIBIT A


                                    AGREEMENT


                  AGREEMENT, dated as of December 7, 1995, among SYRATECH CORPORATION, a Delaware corporation ("Parent"), SYR ACQUISITION, INC., a North Carolina corporation and an indirect wholly-owned subsidiary of Parent ("Mergersub"), and RAUCH INDUSTRIES, INC., a North Carolina corporation (the "Company").
                  In consideration of the mutual covenants and agreements set forth herein, Parent, Mergersub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 The Merger. (a) Upon the terms and subject to the conditions hereof, in accordance with the provisions of this Agreement and the North Carolina Business Corporation Act (the "NCBCA"), at the Effective Time (as defined in Section 1.5), Mergersub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of North Carolina. At the Effective Time, the separate existence of Mergersub shall cease.
                           (b) The Surviving  Corporation  shall retain the name
of the Company and shall possess all the rights, privileges, immunities, powers and purposes of Mergersub and the Company and shall by operation of law assume and be liable for all the liabilities, obligations and penalties of the Company and Mergersub.

                  1.2 Articles of Incorporation. The Articles of Incorporation of Mergersub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the NCBCA.
                  1.3 By-Laws. The By-Laws of Mergersub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed in accordance with the provisions thereof and the NCBCA. Following the Effective Time, such By-Laws shall contain the provisions required by Sec tion 5.8(a) hereof which shall not be amended, altered, repealed or modified except as provided in said Section 5.8(a).
                  1.4 Directors and Officers. The directors of Mergersub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.
                  1.5 Effective Time. The Merger shall become effective at the time that Articles of Merger are filed with the Secretary of State of North Carolina in accordance with the provisions of Section 55-11-05 of the NCBCA. The Articles of Merger shall be prepared, executed and, on the Closing Date, filed in accordance with Section 55-11-05 of the NCBCA as soon as practicable after the Closing. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                                   ARTICLE II

                              CONVERSION OF SHARES

                  2.1 Shares. (a) Each issued and outstanding share of common stock, par value $1.00 per share (each, a "Share"; and all such shares, collectively, the "Shares"), of the Company immediately prior to the Effective Time (except for Dissenting Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $13.00, net to the holder, in cash (the "Merger Consideration"), without interest thereon, upon surrender of the certificate representing such Share. Each Share so converted shall cease to be outstanding and shall be deemed canceled.
                           (b)  Each  Share  held  in  the  Company's   treasury
immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.
                           (c)  The  holders  of the  certificates  representing
Shares shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the NCBCA, and, except as aforesaid, their sole right shall be the right to receive the Merger Consideration as aforesaid.
                  2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and are held by shareholders who shall have properly exercised rights of dissenting shareholders, if any, with respect thereto under Sections 55-13-01 et seq of the NCBCA ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment of the fair value of such Shares, determined in accordance with the provisions of Sections 55-13-01 et seq of the NCBCA; provided, however, that any Dissenting Shares held by a shareholder who shall thereafter withdraw his or her demand to be paid the fair value of such Shares or waive or lose his or her right to such payment as provided in Sections 55-13-01 et seq of the NCBCA shall be deemed converted, as of the Effective Time, into the Merger Consideration without interest thereon; and in such event Parent shall cause the Surviving Corporation to make payment of the Merger Consideration to such shareholder.
                  2.3 Mergersub Stock. Each share of Common Stock, par value $1.00 per share, of Mergersub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of Common Stock, par value $1.00 per share, of the Surviving Corporation (the "Surviving Corporation Stock").
                  2.4  Exchange  of Shares.  (a) At the  Closing,  Parent  shall deposit in trust with Wachovia Bank and Trust Company, N.A., Winston-Salem, North Carolina (the "Exchange Agent") an unconditional irrevocable Letter of Credit drawn on NationsBank of Georgia, N.A. in favor of the Exchange Agent, as beneficiary, pursuant to which the Exchange Agent will have the right to draw on demand, as needed, an aggregate amount equal to the product of (i) the number of Shares issued and outstanding at the Effective Time (other than Dissenting Shares), and (ii) the Merger Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 2.1(a) of this Agreement from the permitted drawings under the Letter of Credit.
                  (b) Promptly after the Effective Time the Exchange Agent shall mail to each record holder of Shares as of the Effective Time, a form of letter of transmittal (which shall be reasonably acceptable to Mergersub and the Company and which shall, inter alia, specify that delivery shall be effected, and risk of loss and title to the Certificates (as defined below) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the certificates that immediately prior to the Effective Time represented Shares (each a "Certificate"; and, collectively, the "Certificates") in exchange for payment therefor. Upon surrender to the Exchange Agent of a Certificate (or the satisfaction of the prerequisites specified in the form of letter of transmittal for payment in respect of lost, stolen or destroyed Certificates), together with such letter of transmittal duly executed, the Exchange Agent shall promptly send or deliver to the holder of such Certificate in exchange therefor a check in an amount equal to the product of the number of Shares represented by such Certificate and the Merger Consideration, and such Certificate shall forth with be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares in respect of which dissenting shareholders' rights are perfected) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares evidenced by such Certificate, without any interest thereon.

                           (c)  At  the  Effective  Time  the  Company's   stock
transfer books shall be closed and after the Effective Time there shall be no transfers of the Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.
                           (d) No  drawings  on the  Letter  of  Credit  will be
permitted at any time after the 183rd day following the Effective Time. Any shareholders of the Company who have not theretofore complied with Section 2.4(b) shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration per Share, without any interest thereon.
                  2.5 Adjustments. If, between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the Shares will be converted in the Merger shall be correspondingly adjusted.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                           The Company represents and warrants to the Parent and
Mergersub as follows:
                  3.1 Organization and Qualification. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted on the date hereof. Each of the Company and its material subsidiaries (the "Material Subsidiaries") listed in Section 3.1 of the disclosure schedule executed by the Company, Parent and Mergersub on the date hereof (the "Disclosure Schedule") is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so duly qualified or licensed and in good standing will not have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole. The Company has heretofore delivered to Parent true and complete copies of its Articles of Incorporation and By-Laws as currently in effect.
                  3.2 Capitalization. The authorized capital stock of the Company consists of: (a) 10,000,000 Shares, of which, on November 22, 1995, there were 3,695,563 Shares issued and outstanding, 202,500 Shares reserved for issuance under stock option plans, and 58,860 Shares held in the Company's treasury, and (b) 60,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued or outstanding. All issued and outstanding Shares are duly authorized, validly issued, fully paid, and non-assessable and are free of preemptive rights. Except for the options listed in Section 3.2 of the Disclosure Schedule, being options to acquire not more than 172,750 Shares pursuant to the Company's stock option plans, all of which are presently outstanding, there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments whatsoever obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such agreement or commitment. Except for the 22,500 stock appreciation rights held by Donald G. Walser as more fully described on page 13 of the Company's 1995 Proxy Statement, there are no outstanding stock appreciation rights, phantom stock rights or similar arrangements that have been granted or issued by the Company to, or in favor of, any other person. Since December 31, 1994, except as set forth in Section 3.2 of the Disclosure Schedule, no options have been granted and, since December 31, 1994, no capital stock of the Company has been issued except pursuant to the exercise of options granted prior to December 31, 1994.
                  3.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and validly authorized and adopted by the Board of Directors of the
Company, and no other corporate proceedings on the part of the Company are necessary to consummate the transactions so contemplated (other than the approval and adoption of the Plan of Merger and the Merger by the shareholders of the Company). This Agreement has been duly executed, certified and acknowledged and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the Merger cannot be effected unless the Plan of Merger (as hereinafter defined) is approved by the shareholders of the Company in accordance with Section 55-11-03 of the NCBCA.
                  3.4 Filings and Reports. The Company has previously delivered to Parent true and complete copies of (a) its Annual Reports on Form 10-K (and each of its Annual

Reports to Shareholders) for the fiscal years ended December 31, 1994, 1993 and 1992, respectively, as filed with the Securities and Exchange Commission (the "Commission"), (b) proxy statements relating to all meetings of the Company's shareholders (whether annual or special) during 1995, 1994 and 1993, and (c) all other reports, statements and registration statements (including current reports on Form 8-K and quarterly reports on Form 10-Q) filed by it with the Commission since January 1, 1992 (all of the items referred to in clauses (a), (b) and (c) of this sentence being hereinafter sometimes collectively called the "Company Reports"). As of their respective filing or mailing dates the Company Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circum stances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in the Company Reports have all been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position of the Company and its consolidated subsidiaries for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which for fiscal 1995 shall not be materially adverse.
                  3.5 Absence of Certain Changes or Events. Except as has been previously disclosed in publicly available Commission filings, the 1995 Proxy Statement or as set forth in Section 3.5 of the Disclosure Schedule, since December 31, 1994 there has not been any material adverse change in the businesses, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole which has affected, or is reasonably likely to affect, materially and adversely the businesses, properties or the financial condition or results of operations of the Company and its subsidiaries taken as a whole; and the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.
                  3.6 Information. The proxy or information statement of the Company required to be mailed to the Company's shareholders in connection with the Merger (the "Proxy Statement") will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of first mailing thereof and the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or any affiliates of Parent for inclusion in the Proxy Statement.
                  3.7 Compensation; Employee Benefits. Except as disclosed in the Company Reports or as otherwise disclosed in Section 3.7 of the Disclosure Schedule, there are no (i) material employment, severance, consulting or other compensation agreements between the Company or any of its subsidiaries and any officer, director or employee of the Company or any of its subsidiaries, or (ii) bonus, profit-sharing, severance, termination, stock option, pension, retirement, deferred or contingent compensation or other employee benefit agreements, trusts, plans or other arrangements for the benefit of any director, officer or employee of the Company or any of its subsidiaries.

                  3.8 Consents and Approvals; No Violation. Except for applicable requirements of the Exchange Act and the filing and recordation of appropriate merger documents as required by the NCBCA and the filings required under and in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and filings under state securities, "Blue Sky" laws, to the best knowledge of the Company, no filing with, and no permit, authorization, consent or approval of, any governmental body is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Except as disclosed in Section 3.8 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder will not (a) subject to the obtaining of the requisite approval by the Company's shareholders of the Plan of Merger, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws or (b) subject to the obtaining of the governmental and other consents referred to herein, and except with respect to the antitrust laws (as to which each party has satisfied itself), contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, by which the Company or its properties are bound, which, singly or in the aggregate, would have a material adverse effect on the Company and its subsidiaries taken as a whole.
                  3.9 Litigation. Except as heretofore disclosed in the Company Reports, or as set forth in Section 3.9 of the Disclosure Schedule, as of the date hereof, there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of the Company, threatened, involving or affecting the Company or any of its subsidiaries or any of their properties or assets or, to the best of the Company's knowledge, any employee, consultant, director or officer in his or her capacity as such, of the Company or any of its subsidiaries before any court or governmental or regulatory authority or body which, if adversely decided, could materially and adversely affect the financial condition, business, or operations of the Company and its subsidiaries taken as a whole. As of the date hereof, neither the Company nor any of its subsidiaries nor any property or assets of any of them is subject to any order, judgment, injunction or decree that materially and adversely affects the financial condition, business, or operations of the Company and its subsidiaries taken as a whole.
                  3.10  Environmental  Matters.  Except as  disclosed in Section
3.10 of the  Disclosure  Schedule,  none of the  properties or facilities now or heretofore used by the Company or any of its subsidiaries has been used to manufacture, treat, store or dispose of any hazardous substance or toxic substance (as those terms or terms similar thereto are used in Environmental Laws, as hereinafter defined), and all such properties are free of all such substances. Except as disclosed in Section 3.10 of the Disclosure Schedule, the Company is in compliance with all laws, regulations and other federal, state and local governmental requirements, and all applicable judgments, orders, writs, motions, decrees, permits, licenses, approvals, consents or injunctions relating
(i) to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic or hazardous substance (including, without limitation, asbestos, radioactive material and pesticides) utilized by the Company and/or its subsidiaries in their respective businesses or (ii) to any other actions, omissions or conditions affecting the environment applicable to the Company or its subsidiaries or their respective businesses as a result of any hazardous or toxic substance used by the Company or any of its subsidiaries in their respective businesses or otherwise placed upon or at any of the facilities now or heretofore owned or operated by the Company or any of its subsidiaries (collectively, "Environmental Laws"). Except as described in Section 3.10 of the Disclosure Schedule, neither the Company nor any of its subsidiaries (nor any officer, director or managerial or supervisory employees of any of them) has received or been made aware of any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by the Company or any of its subsidiaries with any of the Environmental Laws; and there is no proceeding, suit or investigation pending (or, to the knowledge of the Company or any such officer, director or managerial or supervisory employee, threatened) against the Company or any of its subsidiaries, with respect to any violation or alleged violation of any Environmental Law, and neither the Company nor any of its subsidiaries (nor any officer, director or managerial or supervisory employee of any thereof) is aware of any reason for the institution of any such proceeding, suit or investigation. Notwithstanding the foregoing provisions of this Section 3.10, the Company shall not be, or be deemed to be, in breach of the representations and warranties contained in this Section 3.10 unless the aggregate exposure for costs, damages and expenses that could be incurred by reason of the existence of facts or conditions that are contrary to the representations and warranties herein contained could reasonably be expected to exceed $250 thousand; and, moreover, a breach of the representations and warranties contained in this Section 3.10 shall not give rise to a claim for money damages.
                  3.11 Cramerton Fire Insurance Recovery. On October 19, 1994, a fire destroyed the Company's 677,000 square foot facility located in Cramerton, North Carolina (the "Cramerton Fire"). The maximum amount that the Company can recover from the insurance carrier by reason of the Cramerton Fire is $63.015 million, i.e., the amount that the

Company contends is the policy limit. To date, the Company has received $19.9 million from the insurance carrier and has settled the inventory and equipment portions of the claim against its insurance carrier. No other portion of its claim against the insurance carrier on account of the Cramerton Fire has been settled, no advance payment (other than an advance payment approximating $900 thousand) on account of unsettled portions of the claim has been received, and no agreement as to the terms of settlement of any unsettled portion of its claim has been reached. Without limiting the generality of the foregoing, neither the portion of its property damage claim for the destruction of its 677,000 square foot building nor the portion of its claim based on business interruption has been settled or is the subject of any agreement or understanding as to the amounts that will be paid in settlement thereof.
                  3.12 Prohibited Actions. Except as set forth in Section 3.12 of the Disclosure Schedule, since January 1, 1995, the Company has not taken or allowed others to take on its behalf, or suffered to happen or exist, any action, inaction or condition that would be inconsistent with the undertakings of the Company contained in Section 5.1 of this Agreement if taken, allowed or suffered on or after the date of this Agreement.
                  3.13 Section 341(f) Election. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986 (the "Code").
                 3.14 Broker's Fees. Neither the Company nor its subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGERSUB

                  Parent and Mergersub hereby jointly and severally represent and warrant to the Company that:
                  4.1      Organization and Qualification.
                           (a) Parent is a corporation  duly organized,  validly
existing and in good standing under the laws of the State of Delaware. Parent has the requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned, leased or operated by it, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, condition (financial or otherwise), properties, assets or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent to consummate or cause the consummation of the transactions contemplated by this Agreement.
                           (b)  Mergersub  is  a  corporation   duly  organized,
validly existing and in good standing under the laws of North Carolina. Mergersub has not engaged, and prior to the Effective Time, Mergersub will not have engaged, in any business since it was incorporated other than in connection with the transactions contemplated by this Agreement. Parent owns, indirectly (through a wholly-owned subsidiary), all of the outstanding capital stock of Mergersub.

                  4.2 Authority. Each of Parent and Mergersub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the respective Boards of Directors of Parent and Mergersub and by Parent's wholly-owned subsidiary as the sole stockholder of Mergersub and no other corporate proceedings on the part of Parent (or its wholly-owned subsidiary that is the sole stockholder of Mergersub) or Mergersub are necessary to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each of Parent and Mergersub and constitutes a valid and binding obligation of each of Parent and Mergersub, enforceable against Parent and Mergersub in accordance with its terms.
                  4.3 Proxy Statement. None of the information supplied or to be supplied by Parent or Mergersub expressly for inclusion in the Proxy Statement or in any amendments thereof or supplements thereto will, at the time of (i) the first mailing thereof and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
                  4.4 Broker's Fees. Neither Parent nor Mergersub nor any of Parent's other direct or indirect subsidiaries or affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.
                  4.5 Consents and Approvals; No Violations. Except for any applicable requirements of the Exchange Act and the filing and recordation of appropriate merger docu-ments as required by the NCBCA and the filings required under and in compliance with the HSR Act and filings under state securities or "Blue Sky" laws, to the best knowledge of the Parent or the Mergersub, no filing with, and no permit, authorization, consent or approval of, any governmental body is necessary for the consummation by the Parent or the Mergersub of the transactions contemplated by this Agreement. Except as disclosed in Section 4.5 of the Disclosure Schedule, the execution and delivery by Parent and Mergersub of this Agreement and the performance of the transactions contemplated hereby will not (i) violate any provision of the Certificate or Articles of Incorporation, as applicable, or By-Laws of the Parent or Mergersub, (ii) violate any statute, rule, regulation, order, writ, judgment, injunction, decree, determination or award of any governmental body or authority by which either the Parent or Mergersub or any of their respective properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which either the Parent or Mergersub is a party, or by which either of them or their respective properties is bound.

                                    ARTICLE V

                                    COVENANTS

                  5.1 Conduct of Business  of the  Company.  Except as listed in
Section 5.1 of the Disclosure Schedule or as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business, consistent with past practice, and the Company and each of its subsidiaries will each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent:
                           (a) amend its  Articles of  Incorporation  or By-laws
except as otherwise provided in Section 5.8 below;
                           (b) authorize for issuance,  issue,  sell, deliver or
agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class, or any stock appreciation rights, shadow stock or similar instruments;
                           (c) split,  combine or  reclassify  any shares of its
capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than the dividend of Two Cents per share declared on November 3, 1995 and payable on December 15, 1995 to share holders of record as of the close of business on December 1, 1995) or, except as otherwise provided in Section 5.9, redeem or otherwise acquire any shares of its own capital stock or that of any of its subsidiaries;
                           (d)  except as  disclosed  in  Section  5.1(d) of the
Disclosure Schedule, as described in the Company Reports or as contemplated by this Agreement (including, without limitation, the provisions of paragraph (d) of Section 6.3 hereof), (i) increase in any manner the compensation, bonus, profit-sharing, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement, or any guaranty of any such plan, agreement or arrangement, with or for the benefit of any person or persons (including, without limitation, the employment agreements specifically referred to in Section 5.1(d) of the Disclosure Schedule, subject, however, to the release of covenant provisions therein set forth), or amend or agree to amend any of such plans or any of such agreements or arrangements in existence on the date hereof;
                           (e)  create,   incur  or  assume  any  short-term  or
long-term debt in excess of the amount of short-term or long-term debt, as the case may be, currently outstanding, except in the ordinary course of business;
                           (f) assume,  guarantee,  endorse or otherwise  become
liable for the obligations of any other person (other than wholly-owned subsidiaries of the Company) except (i) in the ordinary course of business consistent with past practices, and (ii) short-term loans to employees not exceeding $25 thousand in the aggregate for all employees to whom such loans are made or $2.5 thousand for any one employee;
                           (g) make any loans, advances or capital contributions
to, or investments in, any other person (other than customary loans or advances to subsidiaries made in the ordinary course of business consistent with past practices); provided, that transactions resulting in trade payables in the ordinary course of business consistent with past practice shall not be prohibited hereby;
                           (h)   purchase,   lease  or  sell   any   significant
properties, assets or, except as otherwise provided in Section 5.9, securities (including, without limitation, the purchase or lease of any properties, assets or securities to which specific reference is made in Sec tion 5.1(h) of the Disclosure Schedule, subject, however, to the release of covenant provisions therein set forth) or make any other changes in their operations that would be material to the Company and its subsidiaries taken as a whole;
                           (i) settle or reach any  agreement or  understanding,
whether  written  or oral,  to settle  any claim to which  reference  is made in
Section 5.1(i) of the Disclosure Schedule, subject, however, to the release of covenant provisions therein set forth; or
                           (j)      agree to do any of the foregoing.
                  5.2      Access to Information.
                           (a)  Between  the  date  of  this  Agreement  and the
Effective Time, the Company will give Parent and its authorized representatives access during normal business hours to all plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent to make such inspections during normal business hours as it may require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time request; provided, however, that all such activities under this Section 5.2 shall be conducted in such manner so as to avoid, to the extent practicable, disruption of the business of the Company.
                           (b) Parent will hold and will cause its  consultants,
advisors and  subsidiaries  to hold in strict  confidence,  unless  compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement before or after the date hereof (except to the extent that such information or documents were (i) generally available to the public other than as a result of a disclosure by Parent or its representatives, (ii) available to Parent on a non-confidential basis prior to disclosure to Parent by the Company or its representatives, or (iii) available to Parent on a non-confidential basis from a source other than the Company or its representative, provided that such source is not known, and by reasonable effort could not be known, by Parent or its representatives to be bound by a confidentiality agreement with the Company or its representatives or otherwise prohibited from transmitting the information to Parent by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors who reasonably require such information in connection with this Agreement, provided that such person shall have first been advised of the confidentiality provision of this Section 6.2. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained, except to the extent such information can be shown to have been (i) generally available to the public other than as a result of a disclosure by Parent or its representative, (ii) available to Parent on a non-confidential basis prior to disclosure to Parent by the Company or its representatives,

(iii) available to Parent on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not known, and by reasonable effort could not be known by Parent or its representatives to be bound by a confidentiality agreement with the Company or its representatives or otherwise prohibited from transmitting the information to Parent by a contractual, legal or fiduciary obligation, and, if requested by the Company, Parent will, and will cause its agents, representatives and advisors to, return to the Company or destroy all copies of written information furnished by the Company to Parent or such agents, auditors, consultants, representatives or advisors.
                  5.3 Public Announcement. Parent, Mergersub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchanges.
                  5.4      Shareholder Approval.
                           (a) As soon as practicable following the execution of
this Agreement, the Company shall file with the Commission under the Exchange Act, and shall use its best efforts to have cleared by the Commission, the Proxy Statement with respect to the meeting of the Company's shareholders referred to in this Section 5.4.
                           (b) Promptly after clearance by the Commission of the
Proxy Statement referred to in Section 5.4(a) above, the Company will take all action necessary in accordance with applicable law to convene a meeting of its shareholders to consider and vote upon the Plan of Merger.

                  5.5 Certain Filings, Consents and Arrangements. Parent, Mergersub and the Company shall (a) promptly make their respective filings, and shall thereafter use their best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated by this Agreement and (b) cooperate with one another in promptly
(i) determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the Company's business in connection with the consummation of the Merger and the transactions contemplated by this Agreement and (ii) making any such filings, furnishing information required in connection therewith and otherwise using their best efforts to take all actions and do all things necessary, proper or advisable to obtain in a timely manner any such consents, permits, authorizations, approvals or waivers including, without limitation, agreeing to divest such of the Company's or Parent's assets or businesses as may be necessary to comply with, or ameliorate the effect of, any applicable statute, law, rule or regulation which would prohibit or restrict consummation of the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Surviving Corporation shall take such necessary action.
                  5.6 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy all conditions requiring action by it and to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.
                  5.7 No Solicitation. Neither the Company nor any of its subsidiaries, officers, directors, employees, agents or representatives (including, without limitation, invest ment bankers, attorneys and accountants) or any of the officers, directors, employees, agents or representatives of any of the subsidiaries of the Company shall, directly or indirectly, without the written consent of Parent, (a) initiate contact with, solicit or encourage any inquiries or proposals by (or authorize or permit anyone acting on its behalf so to do), or (b) enter into any discussions or negotiations or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership, person or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of the Company's capital stock or a merger, consolidation, or sale of all or a substantial portion of the assets of the Company or any subsidiary of the Company which is material to the Company and the Company's subsidiaries taken as a whole, or any similar transaction; provided, however, that, if after receipt of an inquiry or proposal not initiated, solicited or encouraged in violation of clause (a) of this Section 5.7, the Board of Directors, upon the advice of the Company's counsel, determines in good faith that the fiduciary duties of the directors require them to take or authorize the taking of any action that would otherwise be prohibited by clause (b) of this Section 5.7, the Board of Directors shall have the right to take or authorize the taking of such action, and the Company shall be permitted to act consistent with such authorization; and provided, moreover, that the Company's Board of Directors shall be free to take any position with respect to a third party Acquisition Proposal, which, upon the advice of the Company's counsel, is required by applicable law. The Company will promptly communicate to Parent the terms of any proposal or contact it may receive in respect of any such transaction. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.
                  5.8      Indemnification and Insurance.
                           (a) The by-laws of the  Surviving  Corporation  shall
contain the provisions with respect to indemnification set forth in Section 5 of
Article IX of the By-Laws of the Company (as in effect at all times since January 1, 1995 except that prior to the Effective Time the By-Laws of the Company may be amended to permit the Company to pay expenses incurred by a director in defending a proceeding in advance of the final disposition of such proceeding as authorized by, and subject to, the provisions of Section 55-8-53 of the NCBCA), which provisions shall not be amended, altered, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were employees, agents, directors or officers of the Company, except if such amendment is required by law.
                           (b) Parent shall cause the Surviving  Corporation  to
indemnify and hold harmless the Company's directors and officers (including, without limitation, for the reimbursement of their expenses) pursuant and subject to the terms and conditions of Section 5 of Article IX of the By-Laws of the Company as in effect at all times since January 1, 1995 subject to the amendment permitted pursuant to Section 5.8(a) above.

                           (c) For not less than three years from the  Effective
Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' insurance covering those persons who are currently covered by the Company's directors' and officers' insurance and which is substantially equivalent in terms of coverage and amount as the Company has in effect on the date hereof (the "Present Coverage"); provided, however, that Parent's only obligation under this Section 5.8(c) shall be to cause the Surviving Corporation to obtain and maintain in effect directors' and officers' insurance providing the lesser of (a) the Present Coverage or (b) the greatest coverage available from a reputable insurer at an annual cost not exceeding 150% of the amount budgeted by the Company prior to January 1, 1995 for such insurance for its current fiscal year.
                  5.9 Company Stock Options. Prior to the Effective Time, the Company shall make all necessary and appropriate adjustments to, and shall use its best efforts to obtain all necessary consents with respect to, all options to acquire Shares (the "Options") which have been granted pursuant to the Company's option plans and are outstanding immediately prior to the Effective Time and also all outstanding Stock Appreciation Rights (each an "SAR") to provide for the immediate full vesting, cancellation and settlement thereof immediately prior to the Effective Time, and the Company shall thereupon make a cash payment to the holder of each such Option or SAR in an amount equal to the difference between (i) the Merger Consideration and the per Share exercise price of such Option, multiplied by the number of Shares covered by such Option, and
(ii) the Merger Consideration and the per share strike price of each such SAR, subject in each case to any required withholding of taxes.

                  5.10 Appraisal Rights. The Company shall not settle or compromise any claim of dissenting shareholders in respect of the Merger prior to the Effective Time without the prior written consent of Parent.
                  5.11 Notice of Actions and Proceedings. The Company shall promptly notify Parent and Purchaser of any claim, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened in writing, involving or affecting the Company or any of its subsidiaries or any of their property or assets, or, to the best of its knowledge, any employee, consultant, director or officer, in his or her capacity as such, of the Company or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in Section 3.9 of the Disclosure Schedule, or which relates to the consumma tion of the Merger.
                  5.12 Notification of Certain Other Matters. The Company shall give prompt notice to Parent and Mergersub of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole to which the Company or any of its subsidiaries is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any notice or other communication from any regulatory authority in connection with the transactions contemplated hereby; and (d) any material adverse change in the financial condition, properties, businesses or operations of the Company and its subsidiaries taken as a whole.
                                   ARTICLE VI
                              CONDITIONS TO CLOSING
                  6.1 Conditions to Obligations of the Company, Parent and Mergersub. The obligations of the Company, Parent and Mergersub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
                           (a)  Wasserstein,   Perella  &  Co.  shall  not  have
withdrawn or modified its opinion that the cash consideration to be received by the shareholders of the Company pursuant to the merger is fair to such shareholders from a financial point of view;
                           (b) the  shareholders  of the Company shall have duly
approved the Merger in accordance with applicable law;
                           (c)  the  consummation  of the  Merger  shall  not be
precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use reasonable efforts to have any such order reversed or injunction lifted);
                           (d) any  applicable  waiting period under the HSR Act
shall have expired or been terminated; and
                           (e) Holders of no more than 250,000 Shares shall have
elected to exercise rights of dissenting shareholders and not have voted in favor of the Plan of Merger.
                  6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:

                           (a) Parent and Mergersub  shall have performed in all
material respects their agreements contained in this Agreement required to be performed at or prior to the Effective Time;
                           (b) the  representations and warranties of Parent and
Mergersub set forth in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such date, except as otherwise contemplated or permitted by this Agreement and except for any matters which, in the aggregate, do not have a material adverse effect on the ability of Parent and Mergersub to consummate the Merger; and
                           (c) Parent and Mergersub  shall have delivered to the
Company a certificate, signed on behalf of each of Parent and Mergersub by an executive officer thereof, to the effect set forth in paragraphs (a) and (b) of this Section 6.2 and attesting to the fact that the Letter of Credit referred to in Section 2.4 has been issued and is available for deposit with the Exchange Agent.
                  6.3 Conditions to Obligations of Parent and Mergersub to Effect the Merger. The obligation of Parent and Mergersub to effect the Merger shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:
                           (a) the Company shall have  performed in all material
respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time, except for any breaches which do not have a material adverse effect on the Company's ability to meet its obligations under this Agreement taken as a whole or do not have a material adverse effect on the financial condition, properties, business or operations of the Company and its subsidiaries taken as a whole;

                           (b) the representations and warranties of the Company
set forth in this Agreement shall have been true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such date, except for any matters which, in the aggregate, do not have a material adverse effect on the financial condition, properties, business or operations of the Company and its subsidiaries taken as a whole;
                           (c) the Company  shall have  delivered  to Parent and
Mergersub a certificate signed on behalf of the Company by an executive officer thereof to the effect set forth in paragraphs (a) and (b) of this Section 6.3; and
                           (d) the Company  shall have entered  into  employment
and non- competition agreements with Marc F. Rauch, Marshall A. Rauch, Peter D. Rauch and Donald G. Walser, such agreements to be in the forms and have the terms more fully described in Section 6.3(d) of the Disclosure Schedule.
                                   ARTICLE VII

                                     CLOSING

                  7.1 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, as soon as practicable following satisfaction of the closing conditions set forth in Article VI. The date on which the Closing actually occurs is herein referred to as the "Closing Date."
                  7.2 Filings at the Closing. At the Closing the Parent, Mergersub and the Company shall cause the Articles of Merger to be filed and recorded in accordance with the provisions of Section 55-11-05 of the NCBCA and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

                  8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the filing of the Articles of Merger by (a) the mutual consents of Parent, Mergersub and the Company or (b) either Parent or the Company if (i) the Merger has not been consummated prior to February 15, 1996 (unless the failure to consummate the Merger by such date is due to a breach or violation of this Agreement by the party seeking to terminate), (ii) any permanent order, judgment, decree or injunction prohibiting consummation of the transactions contemplated hereby shall have become final and non-appealable, (iii) there has been a material breach by either the Parent or Mergersub, on the one hand, or the Company on the other, of any of their respective representations, warranties, covenants or obligations set forth herein, but such termination shall not be effective unless and until the non-breaching party has given written notice to the breaching party of such breach and of its intention to terminate this Agreement in accordance with the provisions hereof and the breaching party fails to cure such breach within ten (10) calendar days of such notice (a "Terminating Breach") or
(iv) the Company shall have received, or there shall have been publicly announced, an offer or proposal by a person or entity other than Parent or Mergersub to acquire the Company or its assets on terms that are stated or expected to yield to the shareholders of the Company value in excess of $13 per Share (an "Economically Superior Offer"), and the Company's Board of Directors

(A) shall have determined either to accept, or to recommend to the Company's shareholders that they accept, such Economically Superior Offer or (B) as a consequence of the actual or anticipated receipt or announcement of such Economically Superior Offer, shall cease to recommend to the shareholders that they approve the Plan of Merger. Any action by the Company to terminate this Agreement pursuant to this Section 8.1 shall be taken only by the persons who are directors of the Company on the date hereof.
                  8.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 8.1, written notice thereof shall forthwith be given to the others and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. Mergersub agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to Mergersub. If this Agreement is terminated as provided herein no party hereto shall have any liability or further obligation to any other party to this Agreement, except as otherwise provided in the second sentence of Section 9.2, and except that any termination of this Agreement pursuant to Section 8.1(iii) hereof shall be without prejudice to the rights (including, without limitation, the right to assert a claim for money damages) of the non-breaching party hereto arising out of a Terminating Breach (other than a Terminating Breach of the representations and warranties contained in Section 3.10, which breach shall not give rise to a claim for money damages) and except that the provisions of Section 5.2(b) shall survive.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 No Survival of Representations and Warranties. Each and every representation and warranty of the parties herein shall expire with, and be terminated and extinguished by, the Merger, or (except as otherwise provided in Section 8.1 and/or Section 8.2) the termination of the Merger pursuant to
Section 8.1. This Section 9.1 shall have no effect upon any other agreement, covenant or obligation of the parties hereunder, whether to be performed before or after the Closing.
                  9.2 Expenses. In the event the Merger is not consummated due to the failure by any party, despite its good faith efforts, to satisfy all conditions to close, then all expenses (including, without limitation, reasonable legal fees and expenses, investment banking fees and fees and expenses of accountants) incurred by them in connection with the transactions contemplated hereby (the "Expenses") will be borne by the party incurring such Expenses. In the event the Merger is not consummated after receipt by the Company from, or public announcement by, an Affected Offeror (as defined below) and/or one or more affiliates of an Affected Offeror of an Economically Superior Offer pertaining to an acquisition of the Company or a substantial portion of the assets of the Company, and control of the Company or a substantial portion of its assets is transferred to such Affected Offeror and/or one or more affiliates of such Affected Offeror within twelve months of the making of such offer, Parent shall be entitled to receive payment from the Company of liquidated damages in the amount of $2.4 million. As used herein, the term "Affected Offeror" shall mean any person or entity with whom or with which, directly or through representatives, the Company shall, on or after the date of this Agreement and prior to February 15, 1996, have had contacts, discussions or negotiations (or to whom or to which the Company shall during such period have provided information) looking toward the possible acquisition of the Company (by merger or otherwise) or a substantial portion of its assets, whether such contacts, discussions or negotiations took place (or such information was provided) in violation of, or as contemplated by, Section 5.7 of this Agreement, or otherwise.
                  9.3 All provisions of this Agreement (other than the provisions of Articles I and II hereof (which together shall constitute the Plan of Merger within the meaning of Article 11 of the NCBCA)) are, and shall be, binding upon Parent, Mergersub and the Company in accordance with their terms whether or not the Plan of Merger is approved by the shareholders of the Company.
                  9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent by confirmed facsimile transmission or if delivered personally or by courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
                  (a)       if to the Parent or Mergersub, to

                            Syratech Corporation
                            175 McClellan Highway
                            East Boston, Massachusetts 02128-9114
                            Attention:  Chief Financial Officer
                            Fax:  617-561-0275
                            with copies to

                            Faye A. Florence, Esq.
                            Vice President, Secretary and
                              General Counsel
                            Syratech Corporation
                            175 McClellan Highway
                            East Boston, Massachusetts 02128-9114
                            Fax:  617-568-1361

                            and

                            Paul, Weiss, Rifkind, Wharton & Garrison
                            1285 Avenue of the Americas
                            New York, New York 10019-6064
                            Attention:  James L. Purcell, Esq.
                            Fax:  212-373-2145

                  (b)       if to the Company, to

                            Rauch Industries, Inc.
                            6048 South York Road
                            Gastonia, North Carolina  28053-0609
                            Fax:  704-864-2081

                            with a copy to

                            Parker, Poe, Adams & Bernstein L.L.P.
                            2500 Charlotte Plaza
                            201 South College Street
                            Charlotte, North Carolina  28244
                            Attention:  Mark R. Bernstein, Esq.
                            Fax:  (704) 334-4706


                  9.5 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                  9.6 Governing Law. All matters (including, but not limited to, the construction, validity, interpretation and enforcement of this Agreement) shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina regardless of the laws that might otherwise govern under applicable principles of conflicts of law, except that all parties agree that the laws (including common law) of the State of Delaware shall govern the validity and enforceability of the provisions of Section 9.2 of this Agreement.
                  9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
                  9.8 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; and (iii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation.
                  9.9 Entire Agreement. This Agreement, including the exhibits and Disclosure Schedule hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements (except for the confidentiality agreement heretofore executed by the Parent and the Company) and the understandings between the parties with respect to such subject matter.
                  9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and enforce specifically the terms and provisions hereof in any United States District Court or any state court in Delaware, New York or North Carolina having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

                                            SYRATECH CORPORATION


                                            By:     /s/ Leonard Florence
                                                     Chairman of the Board



                                            SYR ACQUISITION, INC.


                                            By:     /s/ Leonard Florence
                                                     Chairman of the Board




                                            RAUCH INDUSTRIES, INC.


                                            By:      /s/ Marshall A. Rauch
                                                     Chairman of the Board

                                                                      EXHIBIT B

                        TEXT OF CHAPTER 55, ARTICLE 13 OF
                     THE GENERAL STATUTES OF NORTH CAROLINA
                  CONCERNING RIGHTS OF DISSENTING STOCKHOLDERS

(Section Mark) 55-13-01. Definitions

In this Article:

   (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

   (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less that the rate provided in G.S. 24-1.

   (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(Section Mark) 55-13-02. Right to dissent.

   (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
      (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares.;
      (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;
      (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
                  (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;
     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(Section Mark) 55-13-03. Dissent by nominees and beneficial owners.

   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

      (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
      (2) He does so with respect to all shares of which he is the beneficial shareholder.
(Section Mark) 55-13-20. Notice of dissenters' rights.

   (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

   (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

   (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(Section Mark) 55-13-21. Notice of intent to demand payment.

   (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (2)          Must not vote his shares in favor of the proposed action.

   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

(Section Mark) 55-13-22. Dissenters' notice.

   (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

   (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (3)          Supply a form for demanding payment;
     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and
     (5)          Be accompanied by a copy of this Article.

(Section Mark) 55-13-23. Duty to demand payment.

   (a) A shareholder sent to a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

   (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

(Section Mark) 55-13-24. Share restrictions.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(Section Mark) 55-13-25. Offer of payment.

   (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13- 23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

   (b)  The offer of payment must be accompanied by:

     (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;
     (2) A statement of the corporation's estimate of the fair value of the shares;
     (3)          An explanation of how the interest was calculated;
     (4)          A statement  of the  dissenter's  right to payment  under G.S.
                  55-13-28; and
     (5)          A copy of this Article.

(Section Mark) 55-13-26. Failure to take action.

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b)  If  after  returning  deposited   certificates  and  releasing  transfer
restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S.
55-13-22 and repeat the payment demand procedure.

(Section Mark) 55-13-27: Reserved for future codification purposes.

(Section Mark) 55-13-28. Procedure if shareholder dissatisfied with corporation's offer or failure to perform.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

     (1)          The  dissenter  believes  that the amount  offered  under G.S.
                  55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or
     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision
(a)(1) within 30 days after the  corporation  offered  payment for his shares or
(ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

(Section Mark) 55-13-30. Court action.

   (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

   (a) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

   (b)  Reserved for future codification purposes.

   (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

   (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

(Section Mark) 55-13-31. Court costs and counsel fees.

   (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or
     (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                    EXHIBIT C


                                             December 7, 1995



Special Committee of the
Board of Directors
Rauch Industries, Inc.
P. O. Box 609
Gastonia, North Carolina 28053

Ladies and Gentlemen:

   You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Rauch Industries, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement, dated as of December 7, 1995 (the "Merger Agreement"), among the Company, Syratech Corporation, a Delaware corporation ("Acquiror"), and Syr Acquisition, Inc., a North Carolina corporation ("Sub"). The Merger Agreement provides for a merger of Sub with and into the Company pursuant to which each outstanding share of common stock, par value $1.00 per share, of the Company will be converted into the right to receive $13.00 in cash (the "Merger). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

   In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as the Merger Agreement. We have also reviewed certain internal financial and operating information, including financial forecasts and projections, provided to us by the Company, and we have met with management of the Company to review and discuss such information and the Company's business, operations, assets, financial condition and future prospects.

   We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, which we believe may be similar or comparable to the Company, and we have considered the financial terms of certain recent acquisition or business combination transactions in certain industries we deem relevant. We also performed such other studies, analyses, inquiries and investigations as we considered appropriate.

   In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us (including, without limitation, information from the management of the Company

Special Committee
December 7, 1995
Page 2

and its counsel regarding the receipt and use by the Company of insurance proceeds from the fire at the Company's Cramerton facility) or publicly available, and we have not assumed any responsibility for independently verifying any of such information. We have assumed, with your consent, that the financial forecasts and projections provided to us by the Company were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. In addition, we have not assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

   Additionally, we have not been authorized to and have not solicited alternative offers for the Company or its assets, or investigated any other alternative transactions which my be available to the Company.

   It is understood that this letter is for the benefit and use of the Special Committee and the Board of Directors of the Company in its consideration of the Merger Agreement. The letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Merger.

   Based upon and subject to the foregoing, including the various assumption and limitations set forth herein, it is our opinion that as of the date hereof the $13.00 per share cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair from a financial point of view to such stockholders.

                                                Very truly yours,

                                                 WASSERSTEIN PERELLA & CO., INC.

                                                                      EXHIBIT D

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
                          AND THE SURVIVING CORPORATION


Directors and Executive Officers of the Company.


            NAME              AGE                  PRINCIPAL OCCUPATION                     DIRECTOR SINCE
            ----              ---                  --------------------                     --------------

Charles S. Meyer              43            Chairman, LaSalle Capital Group,                          1992
                                            Inc., Private Investment Banking
Dr. Stella Nkomo              47            Professor of Management,                                  1994
                                            University of N.C. at Charlotte
Roger S. Silverstein          45            President, Holiday Products, Inc.,                        1994
                                            the Company's wholly owned
                                            subsidiary
Ingrid Rauch Sturm            47            Senior Vice President--Speciality                         1980
                                            Sales and Secretary of the
                                            Company
Marc F. Rauch                 45            President -- Sales of the Company                         1980
Marshall A. Rauch             72            Chairman of the Board and Chief                           1961
                                            Executive Officer of the Company
Peter D. Rauch                42            President -- Manufacturing of the                         1980
                                            Company
Donald G. Walser              54            Executive Vice President and                              1978
                                            Treasurer of the Company
Charles E. Zeigler,           69            Retired Chairman of the Board                             1983
Sr.                                         and Chief Executive Officer of
                                            Public Service Company of North
                                            Carolina, Inc. (natural gas utility)

            Charles S. Meyer is a graduate of Colorado College. He is in the private investment business at LaSalle Capital Group, Inc. which he founded in 1984. In conjunction with this activity, Mr. Meyer serves as Chairman or director of a number of private companies in which he has an investment. Mr. Meyer is also a director of Defelcta-Shield Corporation, a NASDAQ traded company.

            Dr. Stella M. Nkomo holds a MBA from the University of Rhode Island and a Ph.D in Business Administration from the University of Massachusetts. She has been a faculty member of the Belk College of Business Administration of the University of North Carolina at Charlotte since 1983. She has served on the Board of the Charlotte Speech and Hearing Center and chaired the Strategic Planning Committee of the United Way of Mecklenburg and Union Counties.

            Marc F. Rauch is a graduate of the University of North Carolina at Chapel Hill. He has been with the Company for twenty-four years and is currently President -- Sales.

            Marshall A. Rauch  attended Duke  University and served in World War
II. He is the founder and chairman of the Company and, until 1994, had been its only President. Mr. Rauch was a Senator in the North Carolina state legislature where he served for 24 years.

            Peter D. Rauch attended Lenoir Rhyne College. He has been with the Company since 1975 and is currently President -- Manufacturing.

            Ingrid Rauch Sturm is a graduate of the University of North Carolina at Chapel Hill. She has been with the Company since 1980 and is currently Senior Vice President -- Specialty Sales.

            Roger S. Silverstein is a graduate of the University of Denver and the Thunderbird Graduate School of International Management. He has been President of Holiday Products, Inc., a Christmas stocking manufacturer, since 1975.

            Donald G. Walser is a certified public accountant and a graduate of Pfeiffer College. He has been with the Company twenty-two years and is Executive Vice President -- Finance and Administration and Treasurer. He was formerly in public accounting. He also serves on the Board of Directors of Mid-South Insurance Company, Fayetteville, N.C., a publicly traded company.

            Charles E. Zeigler, Sr. attended North Carolina State University and is a retired Major in the Air Force Reserve. He is retired Chairman of the Board and Chief Executive Officer of Public Service Company of North Carolina, Inc., a publicly traded company. Mr. Ziegler also serves on the Board of Directors of the Gastonia First Union National Bank.

Directors and Executive Officers of the Surviving Corporation.

           The Merger Agreement provides that at the Effective Time (i) the officers of the Company (see above) shall be the officers of the Surviving Corporation and (ii) the directors of SYR will become the directors of the Surviving Corporation, replacing its present directors of the Company. The directors of SYR are:

            NAME      AGE          PRINCIPAL OCCUPATION          DIRECTOR SINCE
            ----      ---          --------------------          --------------
Leonard Florence      64    Chairman of the Board and Chief                1995
                            Executive Officer of Syratech
E. Merle Randolph     63    Vice President, Chief Financial                1995
                            Officer and Treasurer of Syratech
Melvin L. Levine      64    Vice President of Purchasing of                1995
                                    Syratech

            Leonard Florence has been Chairman of the Board, and Chief Executive Officer of Syratech since September 1986, and has also been President and a director of certain of its subsidiaries since their respective dates of organization. Mr. Florence served as President of Syratech from 1986 to 1994 and was reelected as President in 1995. Mr. Florence has been an executive in the tabletop and giftware products industry for more than 35 years. Mr. Florence is also a member of the Board of Overseers of the School of Dental Medicine of Tufts University and a director of the Cardinal Cushing School and Training Center. Mr. Florence holds honorary doctorate degrees from Tufts University, Merrimack College, King's College and Stonehill College.

            E. Merle Randolph has been Vice President, Chief Financial Officer and Treasurer of Syratech since September 1986. He became a director of Syratech in May 1989. Mr. Randolph is also an officer of certain of Syratech's subsidiaries. For 17 years prior to joining Syratech, Mr. Randolph was employed in various financial positions by Rockwell International Corporation.

            Melvin L. Levine has been a Vice President of Syratech and certain of its subsidiaries since September 1986. Mr. Levine has been an executive in the tabletop and giftware products industry for more than 35 years. He became a director of Syratech in May 1989. Mr. Levine is also an officer and director of certain of Syratech's subsidiaries.

                        (Coopers & Lybrand letterhead)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the proxy statement for Rauch Industries, Inc. dated January 26, 1996, our report dated March 2, 1995, on our audits of the financial statements of Rauch Industries, Inc. as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992.

                                  (Signature of Coopers & Lybrand L.L.P.)

Charlotte, North Carolina          Coopers & Lybrand L.L.P.
January 26, 1996

****************************************************************************

                          APPENDIX

PROXY                   RAUCH INDUSTRIES, INC.
                       Gastonia, North Carolina

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 15, 1996

    UNMARKED PROXIES WILL BE VOTED FOR THE PROPOSAL INDICATED BELOW.

   The undersigned hereby appoints Marshall A. Rauch and Donald G. Walser, and each of them as attorney or attorneys-in-fact with the powers the undersigned would possess if personally present to vote all of the stock of the undersigned in Rauch Industries, Inc. at the special meeting of the stockholders to be held on February 15, 1996 at 10:00 a.m., and at any adjournments thereof, upon the matter set forth below and in the notice and proxy statement for the meeting, copies of which have been received by the undersigned; and, in their discretion upon all other matters which may come before the meeting.

(1) The proposal to approve the Plan of Merger set forth and described in the accompanying proxy statement.

       FOR: [ ]        AGAINST: [ ]       ABSTAIN: [ ]

                               The shares represented by the proxy will be voted in accordance with the specifications made by the undersigned herein. If no direction is given, the shares will be voted FOR the proposal indicated above. Please sign below and return this proxy in the enclosed envelope as soon as possible, even though you plan to attend this meeting.

                               THIS PROXY MAY BE REVOKED BY ATTENDING THE
                               MEETING AND NOTIFYING THE SECRETARY OF THE
                               COMPANY AT ANY TIME PRIOR TO THE VOTING.

                               To help our preparation for the meeting, please check here if you plan to attend [ ]

                               Date:

                               Signature

                               Signature If Held Jointly

NOTE: Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by authorized officer.